The Redwood Review

1st Quarter 2009

Redwood Trust

TABLE OF CONTENTS

Introduction	3

Shareholder Letter	4

Quarterly Overview	6

Financial Insights	11

GAAP Income	24

Taxable Income	28

Dividends	31

Capital and Liquidity	32

Mark-to-Market Adjustments	33

Residential Real Estate Securities	36

Commercial Real Estate Securities	41

Investments in Sequoia	43

Investments in Acacia	45

Appendix

Accounting Discussion	47

Glossary	52

Financial Tables	59

THE REDWOOD REVIEW 1ST QUARTER 2009	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors.”Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) credit protection we expect to be able to rely on, the effect of prepayment speeds, potential returns on investments we make, and our expectation of future cash flows from investments; (ii) the potential effect of government initiatives and programs and whether or not we would participate in such programs; (iii) our expected rate of capital deployment and our future capital needs and sources; (iv) our views on the potential effects of changes in accounting standards; (v) our belief that future rating agency downgrades of mortgage-backed securities may provide investment opportunities; (vi) our belief that some of the securities we own have the potential to produce earnings in excess of our current expectations; (vii) the types of investments we may make, including that we may acquire commercial real estate mortgage assets; (viii) the intention of our board of directors to pay a regular dividend of $0.25 per share per quarter in 2009 and our expectations that: dividends paid in 2009 will constitute a return of capital, we will report a taxable loss for 2009, and we do not expect to pay a special dividend in 2009; (ix) our view of trends in the housing market, mortgage delinquencies, and credit losses; and (x) our expectation that a deconsolidation event in the second quarter with respect to one of our Sequoia entities may occur and that we would, as a result, reverse a related credit reserve.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in mortgage prepayment rates; the timing of credit losses within our portfolio; our exposure to adjustable-rate and negative amortization mortgage loans; the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the concentration of the credit risks we are exposed to; the ability of counterparties to satisfy their obligations to us; legislative and regulatory actions affecting the mortgage industry or our business; the availability of high-quality assets for purchase at attractive prices; declines in home prices and commercial real estate prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain the positive stockholders’ equity necessary to enable us to pay the dividends required to maintain our status as a real estate investment trust (REIT) for tax purposes; our ability to generate the amount of cash flow we expect from our investment portfolio; changes in our investment, financing, and hedging strategies and the new risks that those changes may expose us to; changes in the competitive landscape within our industry, including changes that may affect our ability to retain or attract personnel; our failure to manage various operational risks associated with our business; our failure to maintain appropriate internal controls over financial reporting; our failure to properly administer and manage our securitization entities; risks we may be exposed to if we expand our business activities, such as risks relating to significantly increasing our direct holdings of loans; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; our ability to successfully deploy the proceeds from our recent common equity offering and raise additional capital to fund our investing activity; and other factors not presently identified. This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

2	THE REDWOOD REVIEW 1ST QUARTER 2009

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called the Redwood Review, provides supplemental information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. We believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP metric, you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures. We hope you find the Redwood Review to be helpful to your understanding of our business.

We thank you for your input and suggestions, which have resulted in our changing the form and content of the Redwood Review over time. We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Taxable Income (Loss) per Share	Annualized Return on Equity	GAAP Book Value per Share	Economic Book Value per Share (2)	Total Dividends per Share
Q107	$0.66	$1.48	8%	$34.06	$32.22	$0.75
Q207	$0.41	$1.66	5%	$31.50	$33.11	$0.75
Q307	($2.18)	$1.74	(26%)	$5.32	$27.55	$0.75
Q407(1)	($36.49)	$0.92	(610%)	$23.18	$22.29	$2.75
Q108	($5.28)	$0.79	(83%)	$17.89	$18.04	$0.75
Q208	($1.40)	$0.11	(28%)	$17.00	$16.72	$0.75
Q308	($3.34)	$0.07	(80%)	$12.40	$13.18	$0.75
Q408	($3.46)	($0.25)	(103%)	$9.02	$11.10	$0.75
Q109	($0.65)	($0.22)	(31%)	$8.40	$10.01	$0.25

(1) The GAAP book value per share is after giving retroactive effect on December 31, 2007 to the adoption of FAS 159 on January 1, 2008.  Without giving retroactive effect to FAS 159, the GAAP book value per share was negative $22.18.

(2) Economic book value per share is calculated using bid-side marks for our financial assets and offer-side marks for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Economic book value is reconciled to GAAP book value in Table 6 in the Appendix of this Review.

THE REDWOOD REVIEW 1ST QUARTER 2009	3

SHAREHOLDER LETTER

Dear Fellow Shareholders:

I am pleased by Redwood’s performance to date in 2009. Although the economy and real estate market remain deeply troubled, it is beginning to feel as though there may be a slight breeze at our back that gives me a guardedly optimistic outlook for the rest of the year. To be clear, Redwood is not without its near- and long-term challenges, but the Redwood management team is well positioned to deal with them.

Despite the distress in the mortgage market, we feel good about our recent acquisitions. It is important to note that our business has not changed; we continue to invest in and manage mortgage credit risk, just as we have since Redwood commenced business 15 years ago.

The government’s considerable efforts to stem the downturn in the financial sector and housing in particular are generally favoring Redwood. The decision to force mortgage rates lower to spur refinancing opportunities for conforming borrowers has had a positive spillover effect on the jumbo mortgage market. Prepayment rates increased in the first quarter and there are indications of potentially higher prepayment rates in the near term. We had previously projected that our first quarter cash flow would rebound from the prior quarter due to timing differences and the increase in prepayments was an added benefit, resulting in much stronger than expected cash flows from our investment portfolio.

We are also encouraged to date by the government’s plans to provide both liquidity through partnership programs and borrowing facilities for seasoned senior residential and commercial mortgage securities. While full details of the plans have not been announced, prices for senior securities have rallied in anticipation of potentially higher leverage-induced investment returns. Higher security prices have increased trading activity in the market, including our own.

We continually monitor and discuss developments regarding government programs to deal with the financial and mortgage crisis, and the ways in which Redwood could participate. We are mindful that one of our competitive advantages is that our business of investing in mortgage credit is not regulated, which is an advantage we are careful to protect and which may be compromised if we chose to participate in these government programs. Rest assured that our discussions at the management and board level never lose sight of what is best for our shareholders. (Marty Hughes and Brett Nicholas, our Co-Chief Operating Officers, have more to say about these programs in their letter that follows.)

With strong investment cash flows, firming security prices, ample liquidity, and increased investment opportunities in the current market, we feel we have reason to feel pretty good about the near-term outlook. However, Redwood still faces near-term challenges. We expect housing prices to continue to decline about 20% on average, more in some areas and less in others, over the next year, and delinquencies and foreclosures to increase, all of which is factored into our investment decisions. The inventory of houses for sale still exceeds our estimate of the number of willing and able buyers intending to purchase and occupy as a primary residence. But investors are beginning to step in to buy houses that will become rentals, which is all part of the correction process and necessary for housing prices to stabilize.

4	THE REDWOOD REVIEW 1ST QUARTER 2009

SHAREHOLDER LETTER

Longer term, it is essential that sufficient private capital be available to support the mortgage market, which — at $14.6 trillion combined for residential and commercial — is the largest debt market in the world. The government cannot continue to be the only source of conforming mortgage capital and banks cannot be the only source of jumbo and commercial mortgage capital. Credit risk transfers, whether through securitization or other forms, must resume for the residential and commercial markets to recover and to support homeownership for qualified buyers. While Redwood alone cannot restart the market, we are quietly working with our business partners and industry groups on solutions.

No one can say with certainty how or when the mortgage securitization market will restart or when the housing market will fully recover from this current period of extreme dislocation. We do feel certain, though, that from a competitive standpoint, we are well positioned to take on the challenges that we face and to be successful in the marketplace that emerges from the current turmoil.

George E. Bull, III

Chairman and CEO

THE REDWOOD REVIEW 1ST QUARTER 2009	5

QUARTERLY OVERVIEW

First Quarter 2009

We are encouraged by Redwood’s economic progress in 2009. The mood here at Redwood is notably upbeat. Our investment cash flows remain strong, we are taking advantage of attractive investment opportunities, and housing and credit fundamentals remain in line with our modeling expectations. We believe that government initiatives aimed at halting the decline in housing values and reducing mortgage loan interest rates will be generally beneficial to Redwood. The government has also proposed programs, discussed in more detail below, designed to increase market liquidity for legacy real estate-related assets. We continue to watch with a wary eye, as the terms of government programs have proven to be fluid.

Our first quarter cash flow was strong. Cash flow from our investment portfolio totaled $57 million, up from $40 million in the fourth quarter. After operating and interest expenses, business cash flow totaled $45 million, up from $27 million in the fourth quarter. Of note, $53 million of the portfolio cash flow was from investments we acquired before the beginning of the year. Cash flows from this portfolio benefitted from faster prepayment rates and coupon reset timing differences. Future cash flows will depend to an increasing degree on the assets we acquire as we invest our excess capital and reinvest the cash flows from our existing investments. After giving effect to the acquisitions noted below, our cash balance on April 30, 2009 was $227 million.

Since the beginning of the year through April 30, 2009, we have invested $240 million in residential mortgage-backed securities that we believe have the potential to generate attractive unlevered returns. We invested $98 million during the first quarter and $142 million after quarter-end. The vast majority of investments were in senior securities backed by pre-2006 prime or near prime loans that are well protected from a credit standpoint and well positioned to benefit from any uptick in prepayments.

We have said many times that we focus on our investment cash flows and long-term value, not asset prices. That is still our focus, but it seems appropriate to discuss our opinion of recent movements in asset pricing in the context of the inter-relationship among government initiatives, investor sentiment, trading activity levels, and, of course, the impact of market valuation adjustments on our book value.

From the middle of 2007 through November 2008, trading activity between willing buyers and sellers was light, and prices for virtually all residential and commercial mortgage-backed assets headed in one direction — down. This steady, steep decline was fueled by rapidly deteriorating credit fundamentals and was exacerbated by the extraordinary deleveraging that took place in the financial markets.

Since November 2008, prices for senior residential and commercial mortgage-backed securities have been on a roller coaster ride, as buyers’ and sellers’ sentiment has shifted back and forth from focusing on negative credit fundamentals (causing prices to move lower and trading activity to decline) to focusing on the potential positive technical benefits from government programs (causing prices to move higher and trading activity to increase). In contrast to price movements in senior securities, prices for subordinate residential and commercial securities have only moved lower, as the focus has been solely on the fundamentals. We believe residential subordinate securities will actually be negatively impacted by the government’s loan modification programs.

6	THE REDWOOD REVIEW 1ST QUARTER 2009

QUARTERLY OVERVIEW

First Quarter 2009 (continued)

From November 2008 through the end of January 2009, prices for senior securities rallied based on a positive market reaction to the initial high-level outline of government initiatives for legacy assets. By February 2009, in the absence of actionable details on these initiatives and with a pall looming over the health of banks, fear re-gripped the financial markets. As a consequence, trading activity fell dramatically and investor focus turned back to the negative credit fundamentals. Prices for senior securities dropped sharply, to a point where prices dipped below the November lows.

In mid-March, the government announced the outline of its Public-Private Investment Program (PPIP), designed to spur the purchase of up to $1 trillion of legacy residential assets (loans and securities), and signaled that it would expand the existing $1 trillion Term Asset-Backed Securities Loan Facility (TALF) to provide financing for the purchase of senior legacy residential and commercial mortgage-backed securities. In response to these announcements, prices for senior residential and commercial securities began to rise, although, by quarter-end, prices for these securities generally remained below year-end levels. As a result, we were required under GAAP to reflect additional negative market valuation adjustments in our first quarter financial statements. Since quarter-end, trading activity has been robust and prices for senior securities have continued to rally. In the near term it is difficult to anticipate the direction of prices, since we believe they will depend largely on the success of PPIP, TALF, and other government programs.

We have a number of observations on TALF. Under this program, in an attempt to stabilize or increase asset values, the government has indicated that it is considering offering what appears on the surface to be very attractive, non-recourse financing to potential acquirers of banks’ legacy securitized assets. Some of our competitors, including hedge funds and other market participants, have been actively buying senior securities in anticipation of leveraging these investments through financing provided under TALF, and hopefully increasing investment returns. So far, the details on TALF are limited. The key terms and the potential regulatory restrictions imposed on program participants have not yet been disclosed by the government.

Would we consider using TALF as a source of leverage? Yes, if — and these are big ifs — we can get comfortable with the resulting liquidity risk and any operating restrictions that may be imposed by the government. It has long been our policy to avoid liquidity risk and that policy has enabled us to withstand this current crisis. Leverage does not improve the performance of the underlying collateral. As a matter of fact, the extensive use of leverage contributed to the current crisis. Furthermore, one of our competitive advantages has been our ability to operate in an entrepreneurial manner without government-imposed constraints, and we are reluctant to compromise that ability. Until enough of the TALF details are disclosed to allow us to make an informed judgment on the impact of the program on our balance sheet and operations, we will continue to acquire assets based upon unlevered return expectations.

THE REDWOOD REVIEW 1ST QUARTER 2009	7

QUARTERLY OVERVIEW

First Quarter 2009 (continued)

Another program that deserves comment is PPIP. Here again, the details of the program have yet to be fully disclosed. Essentially, the concept is that the Treasury will select private-sector firms to manage new investment funds to acquire legacy loans and securities. The government will provide equity funding to be invested alongside the private investors in these funds, as well as non-recourse financing up to certain limits. We have thought long and hard about whether Redwood Asset Management (a Redwood subsidiary) should become a manager for this program. Given our successful 15 year track record of managing residential credit risk and our existing people, systems, and resources, Redwood is well positioned to be a manager under the PPIP program. But there are positives, negatives, and unknowns associated with participation. Although it could significantly increase our assets under management, the actual economics of such a mandate currently do not appear compelling. Moreover, there are questions relating to Treasury’s share of the economics and potential limitations that could prevent us from capitalizing on attractive investment opportunities for Redwood shareholders. For now, the balance tips on the side of not participating, but we continue to monitor the situation and will re-evaluate our decision if warranted. Regardless of whether Redwood Asset Management participates in PPIP, we remain firmly committed to our third-party asset management initiative and are moving forward to grow the business, as it represents an important source of capital for us to acquire and manage additional assets.

Commercial real estate performance typically lags trends in the economy and, as we anticipated, it is now feeling the brunt of the economic recession. With rapidly rising delinquency rates, plummeting property values, and negative trends in rental and occupancy rates, we are in a commercial real estate storm. Adding to the negative credit trends is the collapse of the commercial real estate financing market. Unlike the residential lending market, which has the focus and extensive financial support of government agencies and programs, substantial assistance to the commercial real estate sector is unlikely in the near term.

We have not acquired any commercial real estate assets since early 2007, but we have been actively monitoring developments. Despite the gloomy outlook, we believe the increased level of investor concern may create new opportunities. While we remain cautious and expect further credit declines, we may identify investments that are adequately protected from loss and have the potential to provide stable, long-term cash flows, at attractive yields.

During the first quarter, our GAAP book value declined by $0.62 per share to $8.40, primarily due to negative market value adjustments of $1.25 per share and the declaration of a first quarter dividend of $0.25 per share. These items were partially offset by $0.15 per share of positive earnings before market valuation adjustments and $0.73 of accretion resulting from the equity offering we completed in January.

During the first quarter, our economic book value declined by $1.09 per share to $10.01, primarily due to negative market value adjustments of $1.36 per share (including those on our Sequoia and Acacia investments). Our dividend of $0.25 per share and cash operating and interest expenses of $0.21 per share also contributed to the decline in economic book value. The net proceeds of our equity offering were below our economic value and had a negative $0.21 per share impact. These factors were partially offset by the positive impact of $0.94 per share of cash flow generated by our investments during this period.

8	THE REDWOOD REVIEW 1ST QUARTER 2009

QUARTERLY OVERVIEW

First Quarter 2009 (continued)

Our GAAP net loss for the first quarter of 2009 was $35 million, or $0.65 per share, compared to a net loss of $116 million, or $3.46 per share, for the fourth quarter of 2008. Our first quarter earnings before market valuation adjustments (MVA) was a positive $8 million, an improvement of $13 million from the fourth quarter. Negative MVA of $43 million for the first quarter was $68 million lower in comparison to the fourth quarter.

During the second quarter, the FASB issued two new financial statement positions (FSPs) relevant to Redwood. It is important to note that while they will affect our future GAAP earnings, they will not affect our future cash flow, book value, or economic returns. The first FSP clarifies how to measure fair value in an inactive market. We do not expect this first FSP to have much of an impact on our pricing process or future earnings. The second FSP revises the guidance for measuring new impairments and eliminates the “recapture” of previously taken impairment charges that subsequently prove to have been unnecessary. This second FSP will have positive and negative impacts on our future GAAP earnings. On the positive side, the guidance will likely reduce the amount of new future impairment charges against earnings. On the negative side, it will limit some of the future recapture of prior impairment charges, which under existing guidance, would have flowed through our income statement. Instead, previously recorded impairment charges that prove to have been unnecessary will be recorded as a positive equity adjustment. In the end, the benefit will still be reflected in book value, but it will not flow through earnings. We will adopt this standard in the second quarter; it is too early to estimate the impact. The Mark-To-Market and Accounting Discussion sections of this Review provide additional details on these new accounting pronouncements. Unfortunately, it just doesn’t get any easier for us trying to explain our GAAP results in a meaningful way or for you to understand and interpret them.

Our estimated taxable loss was $14 million or $0.22 per share in the first quarter, compared to an estimated taxable loss of $8 million or $0.25 per share in the fourth quarter. Credit losses on securities are the primary driver of our taxable loss, and they increased from the fourth quarter to the first quarter by $13 million to $53 million. Unlike GAAP accounting, we are not allowed to establish credit reserves for tax purposes.

At our current rate of capital deployment, we would expect to invest our excess capital over the course of the next few months. In deciding whether to raise additional capital, we must consider both our future capital needs and alternative sources of capital. The “needs side” of the capital equation involves an analysis of both the near term — how much capital we need to capitalize on secondary investment opportunities — and the long term — how much capital we need for investment in our core business in the years ahead. Alternative methods of raising capital include generating capital internally through asset sales or re-securitizations, raising third-party funds through private placements to expand our asset management business, or accessing the equity markets through the sale of common stock. We may reduce our capital needs if we are able to leverage some of our investments through TALF, although, as we noted above, it is too early to determine whether it makes sense for us to participate in this program.

THE REDWOOD REVIEW 1ST QUARTER 2009	9

QUARTERLY OVERVIEW

First Quarter 2009 (continued)

Decisions around capital are rarely easy, as they require speculation on future market conditions and investment opportunities. Markets continue to be fluid and it is difficult to anticipate the actions we will take. Our highest near-term priority is to get our arms around the level and attractiveness of secondary market investment opportunities. We will remain true to our core values and consider raising additional common equity only if we believe there are attractive investment opportunities with the potential to lead us to higher levels of earnings and dividends per share over the long term. We are internally-managed and we are shareholders as well. You can rest assured that our interests are aligned with yours.

If you’re still reading, you can tell there is a lot going on at Redwood. We’re staying focused on cash flows, capitalizing on investment opportunities, and staying abreast of government initiatives and determining if and when to participate. As we said at the beginning of this letter, our mood is upbeat as we enter the second quarter. We have strong cash flow from our investment portfolio, increased prepayment activity, firming prices for senior securities, increased trading volume in the market, and ample cash to invest. We continue to see that the role the company was built for is still vital and puts us in a position to continue to generate attractive returns for our shareholders in the future.

We appreciate your continued support.

Martin S. Hughes President, Co-Chief Operating Officer and Chief Financial Officer	Brett D. Nicholas Chief Investment Officer and Co-Chief Operating Officer

10	THE REDWOOD REVIEW 1ST QUARTER 2009

FINANCIAL INSIGHTS

Book Value

Summary

▶
The following supplemental non-GAAP balance sheet presents our assets and liabilities as calculated under GAAP and adjusted to reflect our estimate of economic value. We show our investments in the Redwood Opportunity Fund, L.P. (the Fund) and the Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting the reality that the underlying assets and liabilities owned by these entities are legally not ours. We own only the securities or interests that we have acquired from these entities.

▶
This table, except for our estimates of economic value, is derived from the consolidating balance sheet presented on page 20. Our estimate of economic value of $10.01 per share is calculated using bid-side asset marks, and offer-side marks for our financial liabilities, as required to determine fair value under GAAP. This method of calculating economic value more closely represents liquidation value and does not represent the higher amount we would have to pay at the offered-side to replace our existing assets.

Components of Book Value
March 31, 2009
($ in millions, except per share data)

	As Reported		Adj.	Management's Estimate of Economic Value
Cash and cash equivalents	$333	$		$333

Real estate securities at Redwood
Residential	195			195
Commercial	23			23
CDO	3			3
Total real estate securities at Redwood	221			221

Investments in the Fund	22			22
Investments in Sequoia	70		(9)	61
Investments in Acacia	7		(2)	5
Total securities and investments	$320			$309

Long-term debt	(150)		108	(42)

Other assets/liabilities, net (d)	3			3

Stockholders' equity	$506			$603

Book value per share	$8.40			$10.01

(a) Our Sequoia investments consist of senior and subordinate securities and interest-only securities issued by Sequoia entities. We calculated the $61 million estimate of economic value for these securities using the same valuation process that we followed to fair value our other real estate securities. In contrast, the $70 million of GAAP carrying value of these investments represents the difference between residential real estate loans owned by the Sequoia entities and the asset-backed securities (ABS) issued by these entities to third-party investors. Under GAAP, we account for these loans and ABS issued at cost.

(b) Our Acacia investments consist of ABS and equity interests issued by Acacia entities; we also have management agreements with each entity. The $5 million estimate of economic value of our investments in Acacia entities represents the fair value of the ABS acquired plus the net present value of projected cash flows from our Acacia management fees discounted at 45%. We valued our equity interests at zero. In contrast, the $7 million GAAP value of these investments represents the difference between securities owned by the Acacia entities and the ABS issued by these entities to third-party investors. Under GAAP, we account for these securities and ABS issued at fair value.

(c) We have issued $150 million of 30-year long-term debt at an interest rate of LIBOR plus 225 basis points. Under GAAP, this debt is carried at cost. Economic value is difficult to estimate with precision as the market for this debt is currently inactive. We estimated the $42 million economic value using the same valuation process used to fair value our other financial assets and liabilities. Estimated economic value is $108 million lower than our GAAP carrying value because given the significant overall contraction in credit availability and re-pricing of credit risk, we believe that if we had issued this long-term debt at March 31, 2009, investors would have required a substantially higher interest rate.

(d) Other assets/liabilities, net are comprised of $3 million of real estate loans, $3 million of deferred taxes, $6 million of accrued interest receivable, and $16 million of other assets, less dividends payable of $15 million and accrued interest and other liabilities of $10 million.

THE REDWOOD REVIEW 1ST QUARTER 2009	11

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

▶
During the first quarter, our GAAP book value declined by $0.62 per share to $8.40, primarily due to negative market value adjustments of $1.25 per share (of which $0.80 was reflected as a charge on our income statement and $0.45 as reduced shareholders’ equity on our balance sheet), and the declaration of a first quarter dividend of $0.25 per share. These items were partially offset by $0.15 per share of positive earnings before market valuation adjustments and $0.73 of accretion resulting from the equity offering we completed in January.

▶
During the first quarter, our economic book value declined by $1.09 per share to $10.01, also primarily due to negative market value adjustments of $1.36 per share (including those on our Sequoia and Acacia investments). Our dividend of $0.25 per share and cash operating and interest expenses of $0.21 per share also contributed to the decline in economic book value. The net proceeds of our equity offering were below our economic value and had a negative $0.21 per share impact. These factors were partially offset by the positive impact of $0.94 per share of cash flow generated by our investments during this period.

▶
Despite a rally in March, security prices were lower at the end of the first quarter than at the end of last year. This resulted in total mark-to-market adjustments during this period of negative $75 million. As discussed further in the Mark-to-Market Adjustments module in this Review, the securities at Redwood recorded a negative adjustment of $54 million, of which $25 million was on senior securities, $13 million on subordinate securities, and $16 million on commercial and CDO securities. Mark-to-market adjustments on securities at the Fund were negative $8 million. Loans owned by Sequoia had mark-to-market adjustments of negative $1 million. The net adjustments on the assets and liabilities at Acacia were negative $12 million.

▶
Based on our estimate of the future loss-adjusted cash flows underlying our calculation of economic book value at March 31, 2009, the overall cash flow yield for our $309 million in economic value of securities and investments is 38%. We had $333 million of cash yielding less than 1%. The implied yield for our $42 million of market value of financial liabilities was 19%.

▶
At March 31, 2009, our cash position of $333 million represented $5.53 of economic book value per share and the value of total securities and investments of $309 million represented $5.13 of economic book value per share. This relationship highlights the fact that our future earnings and cash flows will be significantly impacted by future investments.

12	THE REDWOOD REVIEW 1ST QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

Quarterly Activity

▶	As presented in the table below, the fair value of securities at Redwood (which is the same as GAAP carrying value) increased during the first quarter by $30 million to $221 million.

Real Estate Securities at Redwood
Three Months Ended March 31, 2009
($ in millions)

Fair value at December 31, 2008	$191

Acquisitions	98
Sales	(1)
Principal payments	(15)
Discount amortization	2
Mark-to-market adjustments, net	(54)

Fair value at March 31, 2009	$221

▶
In the first quarter, we invested $98 million in senior residential mortgage-backed securities (RMBS) at a weighted average price of 63% of face value and with average credit support of 11 percentage points. Thus far in the second quarter of 2009, through April 30, 2009, we have invested $141 million in senior securities at a weighted average price of 61% of face value and with average credit support of 11 percentage points, and $1 million in subordinate securities at a weighted average price of 15% of face value.

▶
Principal payments received from securities at Redwood totaled $15 million, an increase of $5 million from the fourth quarter, reflecting an uptick of prepayment activity for mortgage loans in the first quarter.

THE REDWOOD REVIEW 1ST QUARTER 2009	13

FINANCIAL INSIGHTS

Book Value (continued)

Components

Cash and Cash Equivalents

▶	At March 31, 2009, we had $333 million in cash and cash equivalents. All of our cash is currently invested in U.S. Treasury Bills or bank deposits insured by the Federal Deposit Insurance Corporation.

Real Estate Securities at Redwood

▶
As we forewarned last quarter, the rating agencies issued a substantial number of downgrades during the first quarter and we expect more to come. Most of the downgrades targeted prime and non-prime AAA RMBS from 2005 through 2008. The overall credit performance of loans underlying these vintages has been significantly worse than the rating agency’s original expectations. Downgrades may provide future investment opportunities for us if credit sensitive investors are pressured to sell.

▶
Our investment decisions are based on our projection of the underlying collateral cash flows, the level of subordination protecting against future losses, and the priority of cash flow received by the security. We do not rely on credit ratings as part of our investment decision process. If, for example, a security currently rated AAA is downgraded to below investment grade, it is still in the most senior position with respect to cash flows. We care more about where this security sits with regard to seniority of the cash flows than to any credit rating.

▶
As we mentioned in last quarter’s Review, we believe that presenting our holdings, based on subjective ratings (i.e., investment grade securities (IGS) and credit-enhancement securities (CES)), is less meaningful than the seniority of cash flows. Thus, we now categorize our securities by their senior or subordinate cash flows priority.

14	THE REDWOOD REVIEW 1ST QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

▶
For comparability purposes, we present data on our securities using the new senior and subordinate cash flow categories as well as the credit rating categories we have used in the past. The first table reflects our prior presentation categories of IGS and CES and the second table reflects our new presentation using senior and subordinate securities categories. The differences are not that dramatic this quarter, but could be significant in future quarters depending on the volume of future downgrades.

Real Estate Securities at Redwood
March 31, 2009
($ in millions)
					% of Total
	<=2004	2005	2006-2008	Total	Securities

Residential
IGS
Prime	$13	$67	$17	$97	44%
Non-prime	26	20	11	57	26%
Total IGS	$39	$87	$28	$154	70%

CES
Prime	$13	$5	$1	$19	9%
Non-prime	1	18	3	22	10%
Total CES	$14	$23	$4	$41	19%

Total Residential	$53	$110	$32	$195	89%

Commercial CES	$9	$4	$10	$23	10%
CDO	$-	$3	$-	$3	1%

Total	$62	$117	$42	$221	100%

Real Estate Securities at Redwood
March 31, 2009
($ in millions)
					% of Total
	<=2004	2005	2006-2008	Total	Securities

Residential
Seniors
Prime	$5	$67	$16	$88	40%
Non-prime	26	37	11	74	34%
Total Seniors	$31	$104	$27	$162	74%

Subordinates
Prime	$21	$5	$3	$29	13%
Non-prime	1	1	2	4	2%
Total Subordinates	$22	$6	$5	$33	15%

Total Residential	$53	$110	$32	$195	89%

Commercial Subordinates	$9	$4	$10	$23	10%
CDO Subordinates	$-	$3	$-	$3	1%

Total	$62	$117	$42	$221	100%

▶	All subsequent tables with securities-related information reflect the senior and subordinate categories rather than the credit rating categories.

THE REDWOOD REVIEW 1ST QUARTER 2009	15

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Residential Senior Securities

▶
Our investment strategy has shifted over the past year towards acquiring residential senior securities with a comfortable margin of safety to protect against escalating credit losses. As a result, the fair value of our residential senior securities at March 31, 2009 was $162 million, representing 74% of our total securities portfolio, up from 49% at the end of the fourth quarter and 2% at the end of the first quarter of 2008.

▶	The following table presents the components of fair value (which equals GAAP carrying value) for residential prime and non-prime senior securities at Redwood at March 31, 2009.

Residential Senior Securities at Redwood
March 31, 2009
($ in millions)

Available for sale (AFS)	Prime	Non-Prime	Total
Current face	$160	$174	$334
Credit reserve	(1)	(4)	(5)
Net unamortized discount	(64)	(69)	(132)
Amortized cost	95	101	197

Unrealized gains	-	-	-
Unrealized losses	(7)	(28)	(35)

Fair value of AFS securities	$88	$73	$161

Fair value of trading senior securities	-	1	1

Total senior securities fair value	$88	74	162

▶
Due to the dislocations in the credit markets, we are able to buy senior securities at significant discounts to principal value. Our returns on these investments will be based on how much principal and interest we ultimately receive and how quickly we receive it. As these investments primarily represent senior cash flows, we generally expect few credit losses. Over time, our credit expectations may change. If they do, we will designate the appropriate amount of our discount as credit reserve.

▶
The returns on our senior securities are generally more sensitive to changes in prepayment rates than they are to credit risk. An increase in refinance activity either from lower non-agency mortgage rates or from the government’s initiatives to stimulate refinancing would benefit the returns on our senior securities as we would recognize the discount more quickly.

16	THE REDWOOD REVIEW 1ST QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Residential Subordinate Securities

▶
The $33 million fair value of our residential subordinate securities represented 4% of face value at March 31, 2009. As a percentage of the total securities portfolio, subordinate securities represented 15% of the portfolio at March 31, 2009, down from 49% a year ago. This decline resulted from a combination of credit losses, a reduction in market values due to negative mark-to-market adjustments, and our decision to redirect our investment focus to senior securities.

▶	The table below presents the components of fair value (which equals GAAP carrying value) of residential subordinate securities at Redwood at March 31, 2009.

Residential Subordinate Securities at Redwood
March 31, 2009
($ in millions)

	Vintage
Available for sale (AFS)	<=2004	>=2005	Total
Current face	$253	$473	$726
Credit reserve	(157)	(440)	(597)
Net unamortized discount	(65)	(22)	(87)
Amortized cost	31	11	42

Unrealized gains	1	2	3
Unrealized losses	(11)	(2)	(13)

Fair value of AFS securities	$21	$11	$32

Fair value of trading senior securities	1	-	1

Total subordinate securities fair value	$22	$11	$33

▶
The fair value of our subordinate securities from 2004 and prior vintages totals $22 million, representing 9% of the $255 million of face value ($253 million on AFS securities and $2 million in trading securities). From a credit standpoint, these vintages are generally performing in line with or better than our initial expectations. We believe there is still potential earnings upside from these investments if actual credit losses are below our credit reserves of $157 million. These investments would also benefit from an increase in refinance activity.

▶
The fair value of our subordinate securities from 2005 to 2008 vintages totals $11 million, representing 2% of face value. Based on the poor credit trends underlying these vintages, we expect future credit losses to eliminate nearly all the face amount of these securities. Therefore, the fair value ascribed to these securities primarily represents the present value of future interest we expect to collect before actual credit losses are realized. Even if prepayments increase, it will be too late to benefit these securities to any material extent.

THE REDWOOD REVIEW 1ST QUARTER 2009	17

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Commercial Subordinate Securities

▶
Due to a continuing deterioration in fundamentals (increasing vacancies, falling rents, and difficulty in refinancing) and an increasingly weakening economy, the value of our commercial securities, all of which are subordinate securities, declined by $19 million to $23 million, and were reported at 4% of face value at the end of the first quarter.

▶	Our commercial subordinate securities represent 10% of our securities portfolio, down from 22% in the prior period, and 43% a year ago.

▶	We have not purchased commercial securities since the second quarter of 2007. However, given existing prices and the resulting risk/return profile, we may acquire commercial assets in the future.

▶
The table below presents the components of fair value (which equals GAAP carrying value) of commercial securities at Redwood at March 31, 2009. Based on the quarterly cash flow run rate of $5 million per quarter, the value of our commercial securities is effectively equal to five quarters of cash flow.

Commercial Subordinate Securities at Redwood
March 31, 2009
($ in millions)

	Vintage
	<=2004	2005	>=2006	Total
Current face	$48	$123	$341	$512
Credit reserve	(34)	(123)	(341)	(498)
Net unamortized (discount) premium	(6)	5	15	14
Amortized cost	8	5	15	28

Unrealized gains	2	-	-	2
Unrealized losses	(1)	(1)	(5)	(7)

Fair value	$9	$4	$10	$23

Fair value as a percentage of face	19%	3%	3%	4%

▶
Our $498 million of credit reserve on commercial securities reflects our belief that we will not receive much principal from these investments. Since commercial securities do not prepay like residential securities, our returns will be based on our receiving interest on the outstanding face value until the anticipated credit losses occur.

18	THE REDWOOD REVIEW 1ST QUARTER 2009

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Investments in the Fund

▶
The fair value (which equals GAAP carrying value) of our investments in the Fund was $22 million at March 31, 2009. This investment represents a 52% interest in the Fund, which closed in March 2008 and is fully invested, primarily in non-prime RMBS. The Fund is managed by a subsidiary of Redwood.

Investments in Sequoia

▶
At March 31, 2009, the fair value of our investments in Sequoia was $61 million and the GAAP carrying value was $70 million. These investments consist primarily of interest-only securities (IOs) and to a lesser extent senior and subordinate securities. Our returns on these IOs are most sensitive to prepayments and faster prepayments would negatively impact returns. Material changes in interest rates also have a short-term impact on cash flows received from these assets.

Investments in Acacia

▶
At March 31, 2009, the fair value of our investments in Acacia was $5 million and the GAAP carrying value was $7 million. These investments represent equity interests and ABS issued from our Acacia CDO securitization entities and the management fees we receive from those entities. Due to various provisions in each CDO securitization, all but one of our equity interests are cut off from cash flows and we only expect limited returns on the ABS issued we own. We value the management fees at $4 million, which equals our projected management fees discounted at a 45% rate.

Short-term Debt

▶
We had no short-term debt at March 31, 2009. We believe that it is currently prudent to fund our investments with permanent capital (equity and long-term debt) that is not subject to margin calls and financial covenants.

Long-term Debt

▶
In 2006 and 2007, we issued $150 million of 30-year long-term debt at Redwood (due in 2037) at an interest rate of LIBOR plus 2.25%. Under GAAP, this debt is carried at cost. At March 31, 2009, we estimated a $42 million fair value for this liability using the same valuation process used to fair value our other financial assets and liabilities. Estimated economic value is lower than our GAAP carrying value because we believe that investors would have required a 19% yield on this debt (currently equal to LIBOR + 16.80%) had we issued it at March 31, 2009.

THE REDWOOD REVIEW 1ST QUARTER 2009	19

FINANCIAL INSIGHTS

Book Value (continued)

Consolidating Balance Sheet

▶
GAAP requires us to consolidate all of the assets and liabilities of the Sequoia and Acacia securitization entities (which had a combined $5.0 billion of assets and $4.9 billion of liabilities at March 31, 2009), even though the assets are owned by securitization entities and the liabilities are obligations of these securitization entities payable only from the cash flows generated by the assets owned by these entities. Additionally, we are required to consolidate all of the assets and liabilities of the Fund since Redwood owns the general partnership interest in the Fund and just over half of the limited partnership interests.

▶
The table below shows the consolidating components of our consolidated balance sheet at March 31, 2009. The purpose of this presentation is to show the effect each of the components had on our consolidated shareholders’ equity. The Fund, Sequoia, and Acacia components represent investments and are not separate business segments.

Consolidating Balance Sheet
March 31, 2009
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany	Redwood Consolidated
Real estate loans	$3	$-	$4,528	$10	$-	$4,541
Real estate securities	221	38	-	332	(72)	519
Investments in the Fund	22	-	-	-	(22)	-
Investments in Sequoia	70	-	-	-	(70)	-
Investments in Acacia	7	-	-	-	(7)	-
Other investments	-	-	-	62	-	62
Cash and cash equivalents	333	-	-	-	-	333
Total earning assets	656	38	4,528	404	(171)	5,455

Other assets	25	4	38	59	-	126

Total assets	$681	$42	$4,566	$463	$(171)	$5,581
Short-term debt	$-	$-	$-	$-	$-	$-
Other liabilities	25	2	6	165	-	198
Asset-backed securities issued - Sequoia	-	-	4,490	-	(72)	4,418
Asset-backed securities issued - Acacia	-	-	-	291	-	291
Long-term debt	150	-	-	-	-	150
Total liabilities	175	2	4,496	456	(72)	5,057

Stockholders’ equity	506	22	70	7	(99)	506
Noncontrolling interest	-	18	-	-	-	18
Total equity	506	40	70	7	(99)	524

Total liabilities and stockholders’ equity	$681	$42	$4,566	$463	$(171)	$5,581

20	THE REDWOOD REVIEW 1ST QUARTER 2009

FINANCIAL INSIGHTS

Cash Flow

▶
Our sources and uses of cash in the table below is derived from our GAAP Consolidated Statement of Cash Flows for the first quarter of 2009 by aggregating and netting all items in a manner consistent with the way management analyzes them. This table excludes the gross cash flows generated by our Sequoia and Acacia securitization entities and the Fund (cash flows that are not available to Redwood), but does include the cash flows distributed to Redwood as a result of our investments in these entities. The beginning and ending cash balances presented in the table below are GAAP amounts.

Redwood
Sources and Uses of Cash
($ in millions)
	Three Months Ended
	3/31/2009	12/31/2008

Beginning cash balance	$126	$177
Business Cash Flows:
Cash flow from investments	$57	$40
Asset management fees	1	1
Operating expenses	(11)	(12)
Interest expense on debt	(2)	(2)
Total business cash flows	45	27

Other Sources and Uses:
Proceeds from asset sales	1	1
Proceeds from equity issuance	285	2
Changes in working capital	1	2
Acquistions	(98)	(50)
Dividends	(27)	(26)
Repayment of debt	-	(7)
Net other sources (uses)	162	(78)

Net sources (uses) of cash	$207	$(51)
Ending cash balance	$333	$126

▶
First quarter business cash flow totaled $45 million, up $18 million from the fourth quarter as cash flow from our investment portfolio increased by $17 million and cash operating expenses declined by $1 million.

THE REDWOOD REVIEW 1ST QUARTER 2009	21

FINANCIAL INSIGHTS

Cash Flow (continued)

▶	The table below presents the components of our investment cash flow for the fourth quarter of 2008 and the first quarter of 2009.

Redwood
Cash Flow From Investments
($ in millions)

	Three Months Ended
	3/31/2009	12/31/2008

Securities at Redwood
Residential principal	$15	$10
Residential interest	15	11
Commercial and CDO interest	5	5
Total Securities at Redwood	35	26

Investments in Sequoia	18	9
Investments in Acacia	1	2
Investments in the Fund	3	3
Total Cash Flow from Securities and Investments	$57	$40

▶	Our cash flow from investments increased by $17 million in the first quarter from the prior quarter due to:

•
$9 million increase in cash flow from our investments in Sequoia, as our IO securities benefited from the reset timing differences between the loans and ABS issued (as previously described in our fourth quarter Review). Our IO securities generated $16 million of the $18 million in Sequoia cash flow in the first quarter.

•	$5 million increase in principal payments received from our investment securities as prepayment speeds increased during the period, including $3 million of principal from new investments.

•
$4 million increase in interest received from our investment securities, due in part to earning a full quarter from our fourth quarter acquisitions, as well as $1 million from first quarter investments.

▶
Our cash flow from investments included $39 million of coupon interest and $18 million of principal. We caution readers that given the nature of our investments (deep discount subordinated securities, senior securities at discounts, IOs, equity investments in Acacia, and other types) it is difficult to draw conclusions in any one period about what portion of our cash flow represents “income” and what is a “return of capital.” It is only at the end of an asset’s life that we can accurately determine what portion of the cumulative cash received (whether principal or interest) was truly income and what was a return of capital.

22	THE REDWOOD REVIEW 1ST QUARTER 2009

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
The following table provides information regarding the source and vintage of cash flows from our investments. As shown, most of our cash flows are generated by assets from earlier vintages, which we believe provides a level of comfort about our ongoing ability to generate cash, as these assets generally continue to perform within our expectations.

Cash Flow from Investments by Vintage
Three Months Ended March 31, 2009
($ in millions)

	<=2004	2005	2006	2007	2008	Total
Redwood	$13	$8	$5	$9	$-	$35
The Fund	2	1	-	-	-	3
Sequoia	12	-	-	6	-	18
Acacia	1	-	-	-	-	1

Total	$28	$9	$5	$15	$-	$57

▶
A majority of the cash flow generated from our investments at Redwood ($25 million of the $35 million in the first quarter) was from our subordinated securities. Thus, even though our subordinate securities represent a small percentage of the market value of our portfolio, they are still contributing strong cash flows.

THE REDWOOD REVIEW 1ST QUARTER 2009	23

GAAP INCOME

Summary

What is this?

GAAP income is income calculated under generally accepted accounting principles in the United States.

Quarterly Update

▶
Our reported GAAP loss was $35 million ($0.65 per share) for the first quarter of 2009, as compared to a loss of $116 million ($3.46 per share) for the fourth quarter of 2008. Negative market valuation adjustments (MVA) recognized through our income statement continue to be the primary driver of our results.

▶	The following table provides a summary of our GAAP loss for the first quarter of 2009 and the fourth quarter of 2008.

GAAP (Loss) Income
($ in millions, except per share data)
	Three Months Ended
	3/31/2009	12/31/2008
Interest income	$82	$123
Interest expense	(48)	(99)
Net interest income	34	24

Provision for loan losses	(16)	(19)
Market valuation adjustments, net	(43)	(111)
Net interest income (loss) after provision and market valuation adjustments	(25)	(106)

Operating expenses	(11)	(14)
Realized gains on sales	-	6
Realized gains on calls	-	-
Noncontrolling interest	1	2
Benefit from (provision for) income taxes	-	(4)

GAAP (loss) income	$(35)	$(116)

GAAP (loss) income per share	$(0.65)	$(3.46)

24	THE REDWOOD REVIEW 1ST QUARTER 2009

GAAP INCOME

Quarterly Update (continued)

▶
The table below shows the consolidating components of our consolidated income statements for the first quarter of 2009 and the fourth quarter of 2008. The purpose of this presentation is to show the effect each of the components had on our reported loss for these periods. The Fund, Sequoia, and Acacia components represent investments and are not separate business segments.

Consolidating Income Statement
Three Months Ended March 31, 2009
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany Adjustments	Redwood Consolidated
Interest income	$19	$1	$41	$22	$1	$84
Net discount (premium) amortization	3	2	(7)	-	-	(2)
Total interest income	22	3	34	22	1	82

Management fees	1	-	-	-	(1)	-
Interest expense	(2)	-	(25)	(21)	-	(48)
Net interest income	21	3	9	1	-	34

Provision for loan losses	-	-	(16)	-	-	(16)
Market valuation adjustments, net	(26)	(4)	(1)	(12)	-	(43)
Net interest income (loss) after provision and market valuation adjustments	(5)	(1)	(8)	(11)	-	(25)

Operating expenses	(11)	-	-	-	-	(11)
Realized gains on sales and calls, net	-	-	-	-	-	-
Loss from the Fund, Sequoia, and Acacia	(19)	-	-	-	19	-
Noncontrolling interest	-	1	-	-	-	1
Benefit from (provision for) income taxes	-	-	-	-	-	-

Net (loss) income	$(35)	$-	$(8)	$(11)	$19	$(35)

Consolidating Income Statement
Three Months Ended December 31, 2008
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany Adjustments	Redwood Consolidated
Interest income	$18	$2	$71	$36	$(1)	$126
Net discount (premium) amortization	(3)	1	(1)	-	-	(3)
Total interest income	15	3	70	36	(1)	123

Management fees	1	-	-	-	-	1
Interest expense	(2)	-	(64)	(35)	1	(100)
Net interest income	14	3	6	1	-	24

Provision for loan losses	-	-	(19)	-	-	(19)
Market valuation adjustments, net	(103)	(7)	(3)	(4)	6	(111)
Net interest income (loss) after provision and market valuation adjustments	(89)	(4)	(16)	(3)	6	(106)

Operating expenses	(13)	(1)	-	-	-	(14)
Realized gains on sales and calls, net	-	-	12	-	(6)	6
Loss from the Fund, Sequoia, and Acacia	(10)	-	-	-	10	-
Noncontrolling interest	-	2	-	-	-	2
Benefit from (provision for) income taxes	(4)	-	-	-	-	(4)

Net (loss) income	$(116)	$(3)	$(4)	$(3)	$10	$(116)

THE REDWOOD REVIEW 1ST QUARTER 2009	25

GAAP INCOME

Quarterly Update (continued)

Redwood

▶
At Redwood, net interest income before provision and market valuation adjustments was $21 million for the first quarter of 2009, as compared to $14 million for the fourth quarter of 2008. The increase was primarily due to faster prepayments, which resulted in greater discount amortization during the first quarter. Negative market valuation adjustments at Redwood were $26 million for the first quarter as compared to $103 million for the fourth quarter, reflecting fewer impairments of securities. A detailed analysis of market valuation adjustments is included in the Mark-to-Market Adjustments module of this Review.

▶
Operating expenses were $11 million for the first quarter of 2009, as compared to $13 million for the fourth quarter, a decrease of $2 million. The decrease was due to lower compensation expense as a result of a reduction in the number of employees and lower consulting and legal expenses.

The Fund

▶	We recognized a $1 million loss this quarter, down from a $3 million loss in the prior quarter as there were fewer impairments on securities owned by the Fund.

Sequoia

▶
We recorded an $8 million first quarter loss related to the Sequoia entities as compared to a $4 million loss in the prior quarter. The primary reason for the difference was that there were no gains arising from deconsolidation events in the first quarter whereas Sequoia recognized a net $12 million deconsolidation gain in the fourth quarter. Deconsolidation gains and related accounting principles are discussed in detail in the Investments in Sequoia module later in the Review.

▶
Net interest income was slightly higher in the first quarter as a result of falling short-term interest rates, and our credit provision was slightly lower in part due to the deconsolidation event in the fourth quarter (i.e., we have fewer loans on which to establish a credit reserve). We are required for financial reporting purposes to consolidate the loans owned by Sequoia and establish credit reserves for anticipated credit losses. At March 31, 2009 we have an aggregate $48 million Sequoia loan loss reserve. Reserves are established for each specific pool of loans and in one case the reserve exceeds our investment in a Sequoia entity by $15 million. In a future period (maybe as soon as the second quarter), we may be able to reverse this reserve as we deconsolidate our investment in this Sequoia entity.

Acacia

▶
A $11 million loss was recorded at Acacia, which was greater than the $3 million loss recorded in the prior quarter primarily because net market value adjustments (MVA) was negative $12 million this quarter as compared to a negative $4 million in the fourth quarter. All the assets and liabilities of Acacia are reported at fair value with changes in value reported through the income statement. As previously discussed, the fair values of the securities owned by Acacia may not necessarily move in tandem with the fair values of the Acacia ABS issued. The reported equity in Acacia is currently $7 million and we expect the market value adjustments to have a smaller impact in future periods.

26	THE REDWOOD REVIEW 1ST QUARTER 2009

GAAP INCOME

Recent Accounting Changes

▶
On April 9, 2009, the Financial Accounting Standards Board issued two new financial statement positions (FSPs) addressing the determination of fair values in an inactive market and the assessment of other-than-temporary impairment. We will apply these new FSPs beginning in the second quarter of 2009. These FSPs will have no effect on our cash flows, book value, or economic returns. The fair value FSP will have little impact on us and the impairment FSP will impact our future earnings, as summarized below and further discussed in the Accounting Discussion module later in this Review.

▶
As a result of the impairment FSP, only that portion of an other-than-temporary impairment that is based on adverse cash flow changes and not the portion reflecting changes in market discount rates will be recognized through our income statement. This could lead to fewer impairment charges being recognized in the future. For example, if the fair value of an asset decreased by $10 and the reason for this decrease was due to a $1 adverse change in future cash flows (e.g., an increase in credit loss forecast), we would deem this asset to be other-than-temporarily impaired and historically, recognize the entire $10 decrease in market value through our income statement. Under the new FSP, beginning in the second quarter, only the $1 decrease attributed to the change in cash flow would be recognized through the income statement with the remaining $9 decrease in market value recorded through the balance sheet.

▶
There is also provision in the impairment FSP that will have a negative impact on our future earnings. The new FSP requires a reclassification of prior impairments, as a result of which we will not be allowed to recognize in future earnings the impairment charges we have taken in the past that related to changes in market discount rates. Referring back to the example in the previous paragraph, assume we had impaired this asset in the first quarter of 2009 (or any time prior to this quarter). Our historical income would include a $10 loss due to the impairment of this asset. Upon adoption of this FSP next quarter, we would reclassify $9 (the amount not due to credit) into other comprehensive income from retained earnings and increase the cost basis in this asset by the same $9. As a result, our earnings in future periods will not include $9 of income as this asset recovers in value and pays down. Instead, we will recognize the benefit through positive equity adjustments, which will be reflected in book value. The amount of the reclassification of prior impairments on our securities will be determined and reported upon adoption of this FSP in the second quarter of 2009.

THE REDWOOD REVIEW 1ST QUARTER 2009	27

TAXABLE INCOME

Summary

What is this?

Taxable income is our pre-tax income as calculated for tax purposes. Taxable income differs materially from GAAP income. Table 3 in the Appendix reconciles these two earnings measures.

REIT taxable income is pre-tax profit, as calculated for tax purposes, excluding taxable income earned at our taxable subsidiaries. REIT taxable income is the primary determinant of the minimum amount of dividends we must distribute in order to maintain our tax status as a REIT and we must distribute at least 90% of our REIT taxable income as dividends.

For our quarterly taxable earnings estimates, we project our taxable earnings for the year based upon various assumptions of events that will occur during the year. However, some of the events that could have significant impact on our taxable earnings are difficult to project, including the amount and timing of credit losses, prepayments, and employee stock option exercises. Thus, our quarterly taxable earnings are likely to remain volatile.

Quarterly Update

▶
Our first quarter estimated taxable earnings were negative $14 million ($0.22 per share) and included $53 million in credit losses. This compares to estimated taxable earnings in the fourth quarter of negative $8 million ($0.25 per share), which included $40 million of credit losses. We continue to expect that credit losses will be the primary factor in generating a taxable loss in 2009.

▶	The charts below provide a summary of our taxable income per share and REIT taxable income per share for each of the last nine quarters.

Taxable Income per Share

28	THE REDWOOD REVIEW 1ST QUARTER 2009

TAXABLE INCOME

Quarterly Update (continued)

REIT Taxable Income per Share

▶
Our first quarter estimated REIT taxable earnings were negative $9 million ($0.14 per share) and included $48 million in credit losses. This compares to estimated REIT taxable earnings in the prior quarter of negative $9 million ($0.26 per share), which included $39 million of credit losses. The higher credit losses in the first quarter were offset by higher net interest income from recent acquisitions and lower operating expenses. The reduction in the per share loss relates to the increase in the number of shares outstanding resulting from the equity offering in the first quarter.

▶	We incurred $5 million of credit losses on securities owned at our taxable subsidiaries which accounted for the additional negative taxable earnings.

▶
Since, for tax purposes, we are neither permitted to establish credit reserves nor recognize market valuation adjustments, the tax basis of our residential, commercial, and CDO subordinate securities at Redwood (excluding investments in Sequoia and Acacia) was $501 million higher than our GAAP basis. As a result, future credit losses will have a more significant impact on our taxable income than on our GAAP income. Over time, cumulative GAAP and taxable income will converge. Given our projected losses, we expect 2009 taxable income to be less than GAAP income before market valuation adjustments.

▶
The tax basis on Sequoia IOs we own is $33 million. Many of the underlying pools of loans have paid down or will pay down within the next year to levels where they are callable. When these are called, tax losses on these IOs are incurred and our taxable income and dividend distribution requirements decrease. We do not anticipate calling any Sequoia deals in the foreseeable future.

THE REDWOOD REVIEW 1ST QUARTER 2009	29

TAXABLE INCOME

Quarterly Update (continued)

▶	The table below reconciles our GAAP and estimated taxable income for the first quarter of 2009.

GAAP and Taxable Income (Loss)

	Three Months Ended March 31, 2009

	GAAP	Tax	Differences

Net interest income	$34	$49	$15
GAAP provision for loan losses	(16)	-	16
Realized credit losses	-	(53)	(53)
Market valuation adjustments, net	(43)	-	43
Operating expenses	(11)	(10)	1
Realized gains on sales and calls, net	-	-	-
Provision for income taxes	-	-	-
Less: Net loss attributable to noncontrolling interest	1	-	1
Net loss	$(35)	$(14)	$21

Estimated taxable earnings per share	$(0.65)	$(0.22)	$0.43

▶	There are significant differences between GAAP and tax accounting, as illustrated in the table above, including:

•
Net interest income for tax is higher due to the fact we cannot anticipate future credit losses in determining the current period yield for an asset. Thus, we generally amortize more of an asset’s purchase discount into income for tax than for GAAP prior to anticipated credit losses occurring.

•	For GAAP, we take credit provisions for loan losses while for tax we cannot establish loan loss reserves for future anticipated events.

•	Realized credit losses are expensed when incurred for tax. For GAAP, these losses are anticipated through lower yields on assets or through the loan loss provisions.

•
The timing, and for some expenses, the amount, of some of our compensation expenses are different under GAAP accounting than for tax accounting. In this quarter, these differences were not significant, but could be in future periods.

•	For tax purposes, we do not consolidate noncontrolling interests as we do under GAAP.

30	THE REDWOOD REVIEW 1ST QUARTER 2009

DIVIDENDS

Summary

What is this?

As a REIT, we are required to distribute at least 90% of our REIT taxable income in the form of dividends to shareholders. Our board of directors can declare dividends in excess of this minimum requirement.

The chart below shows the regular and special dividends per share paid to shareholders for the indicated periods and our projected regular dividend for 2009.

Regular and Special Dividends per Share

Quarterly Update

▶	On November 10, 2008, our board of directors announced its intention to pay a regular dividend of $0.25 per share per quarter in 2009.

▶	On March 18, 2009, our board of directors declared a regular dividend of $0.25 per share for the first quarter, which was paid on April 21, 2009 to shareholders of record on March 31, 2009.

▶
We expect to report a taxable loss at the REIT level for 2009 due to the expected realization of credit losses. We currently expect that Redwood’s 2009 regular dividend will constitute a return of capital and, as such, will not be taxable to shareholders.

▶	There was no undistributed REIT taxable income at March 31, 2009.

▶	We do not expect to pay a special dividend in 2009.

THE REDWOOD REVIEW 1ST QUARTER 2009	31

CAPITAL AND LIQUIDTY

Summary

What is this?

We use capital to fund our operations, invest in earning assets that are generally illiquid, fund working capital, and meet lender capital requirements with respect to collateralized borrowings, if any.

Through our internal risk-adjusted capital policy, we allocate a prudent level of capital for our earning assets to meet liquidity needs that may arise. In most cases, the amount of allocated capital is equal to 100% of the fair value of the asset. The amount of capital that exceeds our risk-adjusted capital guideline, less short-term debt, pending investment settlements, operating expense allocations, and other miscellaneous capital allocations, is excess capital that can be invested to support business growth.

Our capital base includes common equity plus $150 million of long-term debt at Redwood, which is due in 2037.

Declines in the fair value of assets generally do not have an effect on excess capital, as asset value declines usually reduce both available capital and capital required for these investments by an equal amount.

Quarterly Update

▶	In January 2009, we completed a public offering of common stock to raise capital for investment and growth, and issued 26.45 million shares for net proceeds of $283 million.

▶	Our reported capital totaled $656 million at March 31, 2009, compared to $452 million at December 31, 2008.

▶	At March 31, 2009, our unrestricted cash totaled $333 million.

▶
Our excess capital position was $328 million at March 31, 2009, an increase of $207 million from $121 million at December 31, 2008. During the first quarter, our sources of capital were: $45 million from portfolio cash flows and management fees in excess of operating costs and financing costs; $283 million from the public offering of common stock; $2 million from the sale of shares pursuant to our dividend reinvestment plan; $1 million from asset sales; and $1 million of net changes in operating capital (in accordance with our internal risk-adjusted guidelines). Uses of capital included the payment of $27 million in dividends and $98 million for asset acquisitions.

32	THE REDWOOD REVIEW 1ST QUARTER 2009

MARK-TO-MARKET ADJUSTMENTS

Market Conditions

▶
As previously discussed and as illustrated in the chart below, prices in 2009 for senior securities have been volatile. Thus far in the second quarter, there has been a partial recovery of prices on senior securities backed by residential and commercial mortgages following a large price decline in 2008.

AAA RMBS and CMBS Prices

▶	Unlike prices for senior securities, prices for subordinate securities have declined year to date through April 2009.

THE REDWOOD REVIEW 1ST QUARTER 2009	33

MARK-TO-MARKET ADJUSTMENTS

Total Mark-to-Market Adjustments

▶	The table below shows the consolidating impact of mark-to-market (MTM) adjustments against loans and securities on our balance sheet and income statement in the first quarter.

Mark-to-Market Adjustments on Assets and Liabilities
Consolidated Balance Sheet and Income Statement Effects
Three Months Ended March 31, 2009
($ in millions)
		The
	Redwood	Fund	Sequoia	Acacia	Total
Balance sheet effect
Net change in equity account	$(28)	$(4)	$-	$-	$(32)

Income statement effect
Market valuation adjustments
Fair value assets and liabilities	(1)	-	(1)	(12)	(14)
Impairment on AFS securities	(25)	(4)	-	-	(29)
Total income statement effect	(26)	(4)	(1)	(12)	(43)

Total mark-to-market adjustments	$(54)	$(8)	$(1)	$(12)	$(75)

▶
As noted previously, market prices for securities declined in the first quarter. Despite improving liquidity, forced liquidations and other distressed sales continue to account for a significant portion of overall market activity.

Mark-to-Market Adjustments at Redwood

▶	The table below details the negative $54 million of MTM adjustments during the first quarter on securities held at Redwood by underlying collateral type and by vintage.

Mark-to-Market Adjustments
on Assets at Redwood
Three Months Ended March 31, 2009
($ in millions)

			Loans &		MTM
	Seniors	Subordinates	Derivatives	Total	Percentage (a)
Residential
Prime	$(9)	$(11)	$-	$(20)	(14	) %
Non-prime	(16)	(2)	-	(18)	(18	) %
Total Residential	(25)	(13)	-	(38)

Commercial	-	(15)	-	(15)	(37	) %
CDO	-	(1)	-	(1)	(21	) %
Interest rate agreements & other derivatives	-	-	-	-

Total mark-to-market adjustments	$(25)	$(29)	$-	$(54)

34	THE REDWOOD REVIEW 1ST QUARTER 2009

MARK-TO-MARKET ADJUSTMENTS

Mark-to-Market Adjustments at the Fund, Sequoia, and Acacia

▶
Total MTM adjustments at the Fund, Sequoia, and Acacia were negative $21 million. During the first quarter, net MTM adjustments for securities at the Fund were negative $8 million. Net MTM adjustments for real estate owned (REO) at Sequoia were negative $1 million, reflecting market value declines for REO properties below their cost basis. Net MTM adjustments at Acacia were negative $12 million, which reflected market value declines on assets (loans and securities) offset by declines on liabilities (derivatives and ABS issued). These declines were due to a combination of the factors previously discussed.

Mark-to-Market Valuation Process

▶
Market values reported for our assets and liabilities (except for those held at historical cost) reflect an “exit price,” or the amount we believe we would realize if we sold an asset or would pay if we repurchased a liability in an orderly transaction. This is the required accounting standard even if we have no intention to sell assets or repurchase liabilities.

▶
Establishing market values is inherently subjective given the volatile and illiquid markets for our real estate assets and liabilities and requires us to make a number of market-based assumptions, including the future of interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. The market assumptions we apply are specific to each asset or liability.

▶
Although we rely on our internal calculations to compute the fair value of the securities we own, we request and consider indications of value (marks) from third-party dealers to assist us in our valuation process. The availability of third-party marks continues to decline, in part because some dealers no longer exist and others have ceased providing client valuation services. For March 31, 2009, we received dealer marks on 76% of our securities and 95% of our ABS issued. In the aggregate, our internal valuations of the securities on which we received dealer marks were 8% lower than the aggregate dealer marks. Our internal valuations of our ABS issued on which we received dealer marks were 6% higher than the aggregate dealer marks.

THE REDWOOD REVIEW 1ST QUARTER 2009	35

RESIDENTIAL REAL ESTATE SECURITIES

Summary

What is this?

Redwood invests in securities that are backed by pools of residential real estate loans. Most of our investments in residential real estate securities are backed by prime residential loans and some are backed by Alt-A, Option ARM, and subprime loans. Our primary focus when investing in residential real estate securities is to understand the credit risk. Thus, historically, we primarily acquired subordinated securities. More recently, our credit risk analysis has been appropriate in understanding the range of risks and returns applicable to senior securities and our acquisitions have been heavily weighted in this type of security. The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by Sequoia, Acacia, and the Fund, and exclusive of Redwood’s investments in these entities.

Quarterly Update

▶
During the first quarter, we invested $98 million in senior securities at a weighted average price of 63% of the face value and with average credit support of 11 percentage points. More details about our securities are provided in the sections that follow. We did not acquire any subordinate securities in the first quarter. In the second quarter through April 30, 2009, we invested $141 million in senior securities at a weighted average price of 61% of the face value and with an average credit support of 11 percentage points. We also invested $1 million in subordinate securities at a weighted average price of 15% of face value.

▶
Mortgage delinquencies continued to rise and show no signs of improving. We still do not see any improvement in underlying housing fundamentals. Based on a broad number of parameters, credit deterioration was apparent across the board as an increased number of borrowers went delinquent.

▶	Credit losses continue, although the imposed moratorium on foreclosures delayed some of the anticipated losses until later this year.

▶
Prepayment rates in the first quarter were mixed with noticeable differences depending upon the credit worthiness of the borrower. Prepayments on prime loans increased throughout the quarter and ended the period at between 15-20% CPR — faster than the previous quarter’s CPR of 10%. Higher quality Alt-a loans also saw an uptick in prepayment rates throughout the quarter, while lower quality Alt-a loans continued to prepay at more recent slower levels. Option ARM and subprime borrowers continued to have difficulties attempting to refinance their existing mortgages resulting in slower prepayment rates during the quarter to about 3% CPR.

▶
At March 31, 2009, the unamortized discount on our residential securities was $221 million, comprised of $152 million on prime securities and $69 million on non-prime securities.  This discount will be amortized into interest income over the expected lives of the securities. The faster we are able to recognize this discount, the higher the yield is on our investments. The rate at which we recognize this discount as income is dependent on how fast the underlying loans prepay — the faster the prepayments, the higher the yield.

▶
We expect that government stimulus and intervention will have the effect of increasing prepayment rates through lower mortgage rates and by making loans easier to obtain for many borrowers, especially for prime loans.  We do not anticipate any material increase in the prepayment speeds for non-prime loans.  Refinancing activity will be dependent on mortgage rates and numerous other factors including the borrower’s credit worthiness, employment status, equity in the property, and other debt obligations. It is difficult to accurately project the extent of this impact and we continue to look at a range of potential outcomes when making investment decisions.

36	THE REDWOOD REVIEW 1ST QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update (continued)

▶	The following table breaks out the underlying loans of our prime residential securities by size, loan type, and vintage.

Prime Securities at Redwood
Composition by Product Type, Vintage, and Balance
March 31, 2009

	<= 2004		2005		2006		2007		2008		Total
Product	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate

Hybrid/ARM (a)	24%	4.69%	41%	5.40%	33%	6.00%	12%	6.39%	7%	6.13%	27%	5.16%
Fixed	11%	5.68%	5%	6.03%	12%	6.29%	48%	6.41%	71%	6.55%	14%	6.02%

Jumbo	35%		46%		45%		60%		78%		41%

Hybrid/ARM (a)	36%	4.82%	47%	5.48%	41%	6.03%	7%	6.40%	2%	6.37%	35%	5.19%
Fixed	29%	5.66%	7%	6.02%	14%	6.25%	33%	6.40%	20%	6.50%	24%	5.82%

Conforming	65%		54%		55%		40%		22%		59%

Totals	100%		100%		100%		100%		100%		100%

(a)	ARMs represent approximately 2% of our portfolio.

▶
The majority of the loans (59%) underlying our securities are within the conforming size limit.  These loans that have a current balance below the existing Agency size limits. These limits vary by county and are as high as $729,750.

▶
The table above also provides the weighted average coupon rates for the respective buckets.  The current fixed mortgage rate for a conforming Agency loan is 4.78%. As mortgage rates decline, the attractiveness and ability of borrowers to refinance increases.

▶
Historically, jumbo fixed-rate mortgages have been priced to a spread of roughly 0.25% above the Fannie Mae and Freddie Mac conforming rate. Although the conforming rates have declined to historical lows, current jumbo 30-year fixed-rate mortgage spreads are over 1.25% resulting in unattractive jumbo mortgage rates (see chart below).

Spread of Jumbo Vs. Conforming 30-Year Mortgage Rates

THE REDWOOD REVIEW 1ST QUARTER 2009	37

RESIDENTIAL REAL ESTATE SECURITIES

Residential Prime Senior Securities Portfolio

What is this?

Residential prime securities are mortgage-backed securities backed by prime residential mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on our prime senior securities and underlying loan characteristics are set forth in Tables 9, 10, 12, and 16 in the Financial Tables in this Review.

Quarterly Update

▶	Total interest income generated by our prime senior securities was $3 million in the first quarter, which produced an annualized yield of 15% on our amortized cost of these securities.

▶
During the first quarter, we invested $50 million in prime senior securities. These securities were purchased at a weighted average price of 67% of face value and average credit support of 6 percentage points.

▶	The following table presents information on our residential prime senior securities at Redwood at March 31, 2009. Most of our senior securities are from 2005 and prior vintages.

Credit Support Analysis - Prime Senior Securities at Redwood
By Vintage
March 31, 2009
($ in millions)

	<=2004		2007		2006		2007		Total
	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans

Current face	$7		$116		$15		$22		$160
Net unamortized discount	(2)		(44)		(9)		(10)		(65)
Credit reserve	-	0.00%	(1)	0.02%	-	0.00%	-	0.00%	(1)	0.01%
Unrealized gains (losses)	-		(4)		(1)		(1)		(6)

Fair value	$5		$67		$5		$11		$88

Overall credit protection to Prime Seniors		7.54%		6.72%		3.42%		4.28%		5.39%
Serious delinq as a % of collateral balance		11.43%		3.79% %		1.23% %		2.68% %		3.20%

Total Prime Senior Securities	$5		$67		$5		$11		$88

▶
The overall credit protection data presented in the table above represent the level of protection for the position owned by Redwood. The credit reserve shows we currently expect minimal losses on these securities. Over time, the performance of these securities may require us to reassess the amount of credit reserves we designate. We acquire securities assuming a range of outcomes and believe our returns can still be attractive even if losses increase above our current estimates.

▶
Comparing the level of credit protection available to seriously delinquent loans provides a measure of the low level of credit sensitivity that exists within our senior securities portfolio. For example, a senior security may have 8 percentage points of credit protection while serious delinquencies are 6%. Assuming a historically high 50% loss severity on these delinquencies would produce losses of 3%, leaving enough credit support for an additional 5% of losses before the senior security would absorb credit losses.

38	THE REDWOOD REVIEW 1ST QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Prime Senior Securities Portfolio

What is this?

Residential non-prime securities are mortgage-backed securities backed by non-prime residential mortgage loans. Non-prime residential loans include Alt-a, Option ARM, and subprime mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on our non-prime senior securities and underlying loan characteristics are set forth in Tables 9, 10, 12, and 16 in the Financial Tables in this Review.

Quarterly Update

▶	Total interest income generated by our non-prime senior securities was $3 million in the first quarter, which produced an annualized yield of 16% on our average amortized cost of these securities.

▶
During the first quarter, we invested $48 million in non-prime senior securities. These Alt-a securities were purchased at a weighted average price of 59% of face value and average credit support of 15 percentage points.

▶	The following table presents information on our residential non-prime senior securities at Redwood at March 31, 2009. Most of our non-prime senior securities are from 2005 and prior vintages.

Credit Support Analysis - Non-prime Senior Securities at Redwood
By Vintage
March 31, 2009
($ in millions)

	<=2004		2005		2006		2007		Total
	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans

Current face	$43		$98		$16		$17		$174
Net unamortized discount	(15)		(42)		(11)		(2)		(70)
Credit reserve	-	0.00%	(4)	0.05%	-	0.00%	-	0.00%	(4)	0.04%
Unrealized gains (losses)	(2)		(15)		(1)		(9)		(27)

Fair value	$26		$37		$4		$6		$73

Overall credit protection to Non-Prime Seniors		21.52%		32.75%		36.88%		43.50%		33.64%
Serious delinq as a % of collateral balance		14.92%		15.89%		18.13%		44.16%		19.31%

Fair Value of Prime trading Senior Securities	$-		$-		$-		$1		$1

Total Prime Senior Securities	$26		$37		$4		$7		$74

▶	At March 31, 2009, the fair value of our senior non-prime securities backed by Alt-a loans is $51 million, by Option ARMs is $17 million, and by subprime loans is $6 million.

▶
Serious delinquencies in our non-prime senior portfolio are significantly higher than in our prime senior portfolio. However, the levels of credit and structural protection are also significantly higher and, as a result, our non-prime senior portfolio can withstand higher levels of credit losses. [Please see the discussion on page 38 on comparing the level of credit support to serious delinquencies.]

THE REDWOOD REVIEW 1ST QUARTER 2009	39

RESIDENTIAL REAL ESTATE SECURITIES

Residential Subordinate Securities Portfolio

What is this?

Subordinate securities are the interests in a securitization that are not senior interests. Residential subordinate securities owned at Redwood are backed by prime and non-prime residential loans. Non-prime residential loans include Option ARM, and subprime mortgage loans. Information on our subordinate securities and underlying loan characteristics are set forth in Tables 9, 10, 12, and 16 in the Financial Tables in this Review. The following discussion reflects only the subordinate securities at Redwood, exclusive of subordinate securities owned by Acacia or the Fund.

Quarterly Update

▶	Total interest income generated by our subordinate securities was $15 million in the first quarter, which produced an annualized yield of 117% on our amortized cost.

▶	Total cash generated from our subordinated securities was $28 million in the first quarter.

▶	We did not acquire any subordinate securities in the first quarter.

▶	The following table presents information on our residential subordinate securities at Redwood at March 31, 2009, by their priority to absorb losses with their respective securitization.

Residential Subordinate Securities at Redwood
By Loss Ranking and Vintage
March 31, 2009
($ in millions)

	<2004			2005-2008			Total

	Face	Credit Reserve	Market Value	Face	Credit Reserve	Market Value	Face	Credit Reserve	Market Value
Loss rank
6th	$22	$0	$5	$73	$46	$5	$95	$46	$10
5th	23	3	2	63	48	1	86	51	3
4th	16	7	2	36	31	1	52	38	3
3rd	44	27	4	113	109	1	157	136	5
2nd	39	27	3	97	97	1	136	124	4
1st	111	93	6	110	109	2	221	202	8
Total	$255	$157	$22	$492	$440	$11	$747	$597	$33

▶
Our subordinate securities portfolio consists of 30% of securities in the sixth loss position (comparable to an originally rated AA security), 45% of securities in the fifth through second loss positions, and 25% in the first loss positions.

▶	For our securities in a sixth loss position, the average credit enhancement supporting those securities is 4%.

▶
Credit losses on our subordinate securities were $137 million in the first quarter, an increase from $102 million in the fourth quarter. For tax purposes, losses on our subordinate securities were $53 million ($0.87 per share). The loss for tax purposes is less than the principal value of credit losses incurred on the underlying loans as we own most of our credit sensitive securities at a tax basis that is substantially less than par value. Credit expectations for our portfolio of subordinate securities did not materially change during the first quarter.

40	THE REDWOOD REVIEW 1ST QUARTER 2009

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio

What is this?

We invest in securities that are backed by pools of commercial real estate loans. All of our existing commercial investments are subordinated securities. Information on our commercial securities and underlying loan characteristics can be found in Tables 14 and 15. The following discussion refers only to the commercial securities owned by Redwood, exclusive of commercial securities owned by Acacia.

Market Conditions

▶
While generally lagging the recent decline in the economy, deterioration in commercial real estate loans is now readily apparent, evidenced by rapid growth in delinquency rates. Industry-wide, CMBS delinquency (30+ days) was 1.80% at the end of the first quarter, representing a 67 basis point increase from December 31, 2008, and a 133 basis point increase from March 31, 2008.

▶
With the securitization market closed, and lending from banks and insurers significantly curtailed, the amount of commercial real estate loans that borrowers are seeking to refinance vastly outstrips the lending ability or inclination of lenders. Due to the expected declines in property cash flow and property value and the expected reversion of lenders to more conservative loan underwriting standards, it remains unclear how many loans will find new financing, even in a healthy financing environment.

▶
Prices on senior securities were volatile during the first quarter of 2009. The combination of a steady stream of negative commercial real estate headlines and the emergence of new government programs specifically addressing the secondary CMBS market served to add to the uncertainty and price volatility. Prices on senior securities declined for most of the quarter, bottoming in early March at 20% to 25% below year-end levels. In response to the announcement of government initiatives including TALF and PPIP late in the first quarter prices for senior securities began to rise.

▶
In contrast to recent price increases in senior commercial securities, prices on subordinate or credit sensitive bonds dropped persistently over the course of the quarter due to credit concerns, ratings downgrades, and ineligibility for leverage provided by government programs.

THE REDWOOD REVIEW 1ST QUARTER 2009	41

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio (continued)

Quarterly Update

▶	Our commercial securities generated $5 million of cash flow during the first quarter.

▶
The timing of anticipated credit losses are the key determinant of our future returns. Structural considerations specific to CMBS, such as bond interest shortfalls due to property appraisal reductions, will also impact the timing of interest cash flows and affect our returns. (An appraisal reduction is a mechanism that prevents the bond servicer from over-advancing interest on seriously delinquent loans with high potential loss severities). Due to existing and anticipated appraisal reductions on delinquent loans and other factors, we expect the cash flow generated from our bonds to be less stable in the future.

▶
The fair value of our commercial securities decreased to $23 million in the first quarter from $42 million in the fourth quarter. The fair value of our commercial subordinated securities was equal to 4% of the $512 million face value at March 31, 2009 and was valued assuming the receipt only of several quarters’ interest cash flows.

▶	The following table presents our commercial securities portfolio by vintage.

Credit Support Analysis - Commercial Portfolio
By Vintage
March 31, 2009
($ in millions)

	<=2004		2005		2006		2007		Total
	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans

Face	$48		$123		$261		$80		$512
Unamortized discount	(6)		5		10		5		14
Discount designated as credit reserve	(34)	0.21%	(123)	0.60%	(261)	0.44%	(80)	0.23%	(498)	0.38%
Unrealized gains (losses)	1		(1)		(3)		(2)		(5)

Fair value	$9		$4		$7		$3		$23

Overall credit protection to subordinate CMBS		2.31%		0.00%		1.27%		1.44%		1.24%
Serious delinq as a % of collateral balance		0.52%		1.13%		1.39%		2.97%		1.66%

▶
The $48 billion of loans backing our commercial securities are fixed-rate, and typically have 5- to 10-year terms. The loans are diverse in size, property type, and geographic location. Only 4% of these loans mature in 2009.

▶
In line with the broader CMBS market, credit performance of our commercial portfolio continued to weaken during the first quarter. At March 31, 2009, serious delinquencies (60+ days) were $684 million, or 1.41% of the $48 billion of collateral loans, an increase from 1.15% at December 31, 2008.

▶
Realized credit losses on our commercial securities of $2 million were charged against our designated credit reserve during the first quarter. For tax purposes, our deduction for these realized losses was $1 million. This deduction is less than the principal value of credit losses incurred on the underlying loans, as we own our commercial securities at a tax basis that is substantially less than par value.

42	THE REDWOOD REVIEW 1ST QUARTER 2009

INVESTMENTS IN SEQUOIA

Summary

What is this?

Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue ABS backed by these loans. The vast majority of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior securities created by Sequoia were sold to third-party investors. Redwood acquired most of the subordinated securities and acquired most of the IOs for securitizations issued before 2006. Although Redwood’s investment in Sequoia entities is relatively small and limited, the loans and ABS issued by Sequoia are shown on our consolidated financial statements. Redwood’s investments in these entities do not appear on our balance sheet as an asset; rather, they are reflected as the difference between the consolidated assets of Sequoia and the consolidated Sequoia ABS issued to third parties.

Redwood’s credit risk is generally limited to its investment in the subordinated securities Redwood acquired from the Sequoia entities. Each Sequoia entity is independent from the others, thus the performance of any one Sequoia entity does not affect any other Sequoia entity.

Information on underlying loan characteristics in the Sequoia securitization entities can be found in Tables 11 and 13.

Quarterly Update

▶
Cash generated by our investments in Sequoia increased in the first quarter to $18 million, compared to $9 million in the fourth quarter of 2008. As expected, with LIBOR declining rapidly in the fourth quarter, the funding costs for the Sequoia ABS issued declined faster than the yields on the loans, which increased the cash distributed to our IO securities. As loan coupons continue to reset at lower LIBOR rates, we expect IO cash flows will trend lower in the following quarters.

▶
As discussed in prior Reviews, loans underlying the Sequoia securitizations from 2006 and 2007 are performing worse than our expectations. At March 31, 2009, our loan loss reserve was $48 million, or 1.06% of the current loan balance, an increase of $12 million during the quarter. For one of these securitizations, our loan loss reserve exceeds our investment in the entity (by $15 million at March 31, 2009). Upon the occurrence of certain events (including the sale or legal extinguishment of our interests in the Sequoia entity) which may occur in the second quarter, we will be permitted to deconsolidate that entity and, upon deconsolidation, would record a gain to the extent of the excess loan loss reserve.

▶
No Sequoia deconsolidation event occurred in the first quarter. In the fourth quarter, we sold our interests three Sequoia securitization entities and recognized a fourth quarter deconsolidation gain of $12 million.

▶
Serious delinquencies, which include loans delinquent for more than 90 days and in foreclosure, were $157 million and $120 million as of March 31, 2009 and December 31, 2008, respectively. As a percent of current balances, serious delinquencies totaled 3.50% and 2.61% at March 31, 2009, and December 31, 2008, respectively, as serious delinquencies increased across all vintages.

THE REDWOOD REVIEW 1ST QUARTER 2009	43

INVESTMENTS IN SEQUOIA

Quarterly Update (continued)

Residential Loans at Sequoia
Seriously Delinquent Trends by Quarter

Economic Value of our Investments in Sequoia

▶
The GAAP book value of Redwood’s investments in Sequoia was $70 million at March 31, 2009. This is reflected on our balance sheet as the difference between residential loans of $4.6 billion and ABS issued of $4.5 billion. Both the loans and ABS issued are carried on our consolidated balance sheet at their amortized cost basis. We ended the quarter with a net premium of $60 million on a $4.5 billion principal loan balance, for an average basis of 101.47. With LIBOR relatively stable in the first quarter, we expect our premium amortization expense in the second quarter to trend down from $8 million in the first quarter.

▶
The estimated economic value of Sequoia securities that Redwood owned at March 31, 2009, was $61 million, consisting of $57 million of IOs, $3 million of subordinated securities, and $1 million of senior securities. We used the same valuation process to value these Sequoia securities as we did for third-party securities. Our tax basis in these IOs is $33 million.

▶
Our IOs have no credit risk and significant prepayment risk. These IOs earn the “spread” between the coupon rate on the $2.7 billion notional amount of underlying adjustable rate mortgage loans (indexed to one- and six-month LIBOR) and the cost of funds (indexed to one-month LIBOR) on the ABS issued within each respective securitization entity. Returns on these investments increase when prepayments slow and decrease when prepayments speed up. The accompanying table shows the declining prepayment speeds for the residential loans at Sequoia over the past several quarters.
Residential Loans at Sequoia Prepayment Speeds

▶	The low prepayment rates on ARMs at Sequoia reflect that they are largely indexed to LIBOR. At March 31, 2009, these loans had a weighted average coupon of 3.62%.

44	THE REDWOOD REVIEW 1ST QUARTER 2009

INVESTMENTS IN ACACIA

Summary

What is this?

Our investments in Acacia include equity interests and other securities in the Acacia CDO entities we sponsor. We also receive asset management fees that are paid to us as first or senior priority from the cash flows of the Acacia assets.

Quarterly Update

▶	During the first quarter, we received cash distributions of $1 million from our equity interests and ABS investments in Acacia. We also received $1 million of management fees.

▶	Our reported GAAP value for our investments in Acacia was $7 million while our estimate of the economic value of those investments was $5 million, down from $9 million in the prior quarter.

Economic Value of our Investments in Acacia

▶	We valued our Acacia ABS investments at 1% of face value, which is our estimate of bid-side value. Our investment in Acacia represents 1% of our capital at March 31, 2009.

▶	The table below shows the components of management’s estimate of economic value for our investment in Acacia as of the end of the first quarter of 2009.

Investment in Acacia
Management's Estimate of
Economic Value
($ in millions)
	March 31,	December 31,
	2009	2008
Management fees	$4	$5
ABS	1	4
Preference shares	-	-

Total	$5	$9

▶	Our economic value includes the net present value of anticipated management fees (discounted at 45%) of $4 million.

▶
As noted in prior Reviews, collateral rating downgrades by credit rating agencies have now shut off the cash flows on all but one equity investment in Acacia, which we expect will be shut off over the next few months. We project no future cash distributions on any of our equity investments in Acacia and we valued these investments at zero.

THE REDWOOD REVIEW 1ST QUARTER 2009	45

This Page Intentionally Left Blank

46	THE REDWOOD REVIEW 1ST QUARTER 2009

ACCOUNTING DISCUSSION

Accounting Discussion

▶
The rules regarding MTM accounting are complex, may not be consistent across portfolios or clearly reflect the underlying economics, and continue to change. This accounting discussion is intended to provide investors with a better understanding of the impact of MTM adjustments on our reported results.

▶
MTM adjustments can result from changes in fair values caused either by a change in expected cash flows (i.e., increased credit loss estimates that reduce expected cash flows), a change in market discount rates (i.e., the market requires a greater risk premium and/or interest rates rise), or a combination of both. MTM adjustments may be recognized through the income statement or through the balance sheet.

▶
At Redwood, where we hold most of our securities as available-for-sale (AFS) for accounting purposes, other-than-temporary MTM changes flow through our income statement while MTM changes that are temporary are charged to equity.

▶
Subordinate and most senior securities held at Redwood and the real estate securities held by the Fund are accounted for as AFS securities. We carry AFS securities on our balance sheet at their fair value. Positive changes in the fair value of AFS securities from period to period are always accounted for as increases to stockholders’ equity and do not flow through our income statement. Accounting for negative changes in the fair value of AFS securities from period to period requires a three-step process involving a combination of quantitative and judgmental evaluations. The ultimate purpose of this process is to determine whether and how much of the negative MTM adjustments represent “other-than-temporary” (permanent) impairments, which flow through our income statement, or whether or how much of the negative MTM adjustments represent “temporary” impairments, which are recorded as a reduction of stockholders’ equity and do not flow through our income statement. New accounting guidelines that we will adopt in the second quarter of 2009 change this three-step process, as further described below.

▶	For the Sequoia entities, we generally consolidate the loans and liabilities, which are reported at amortized cost, except for REO, which are reported at the lower of cost or fair value.

▶
For accounting purposes, we consolidate the balance sheets and income statements of the Acacia securitization entities. On January 1, 2008, we adopted a new accounting standard, FAS 159, and elected to fair value both the assets and liabilities of the Acacia entities. All changes in fair value for securities, derivatives, or liabilities accounted for as trading instruments or under the fair value option of FAS 159 flow through the income statement. These adjustments can have a positive or negative impact on income in any period.

48	THE REDWOOD REVIEW 1ST QUARTER 2009

ACCOUNTING DISCUSSION

Accounting Discussion (continued)

▶	The diagram below and the narrative discussion that follows address the current three-step process for evaluating impairments on AFS securities.

▶
The first step is to determine whether there has been an adverse change in the underlying cash flows generated by the security. A security is considered permanently impaired even if the change in projected cash flows is small relative to the resulting MTM adjustment.

▶	The second step is to determine whether we have the ability and intention to hold the security.

▶
The third step requires us to evaluate whether an impaired security will recover in value within a reasonable period of time. This step is very subjective, particularly when there is turmoil and uncertainty in the capital markets.

▶
AFS securities deemed permanently impaired for accounting purposes may recover in value in future periods. If the value of an impaired security does recover we cannot include positive MTM adjustments in our income statement. Instead, we would recognize this benefit through higher interest yields over time. However, the new accounting standards limit the amount we will be able to recognize on any security that has been impaired to date, as further discussed below.

THE REDWOOD REVIEW 1ST QUARTER 2009	49

ACCOUNTING DISCUSSION

Recent Accounting Changes

▶
On April 9, 2009, the FASB issued two new financial statement positions (FSPs) that address the determination of fair values and assessments of other-than-temporary impairments. We will apply these new FSPs beginning in the second quarter of 2009.

▶
FSP FAS 157-4 clarifies the process for establishing market values when there has been a significant decrease in market activity for an asset or liability and quoted prices are from associated transactions that are not orderly. This statement does not change the “exit price” objective of fair value measurement, but does provide additional guidance on how to determine if a market is inactive and whether an alternative valuation approach is appropriate. Based upon the criteria set forth in FSP FAS 157-4, we do not believe that our valuation process will change significantly as our current process for assessing market inputs appropriately considers the criteria set forth by the new FSP for determining when a market is inactive, such as high volatility, wide bid/ask spreads, lack of observable trades, and other factors.

▶	FSP FAS 115-2 changes the three-step process for evaluating impairments on securities we own. The following diagram outlines the new process we will follow beginning in the second quarter of 2009.

▶	The first step is to determine whether we have the intention to sell the security. If so, we record the entire difference between fair value and our cost basis through our income statement.

▶
The second step is to ascertain whether we would be required to sell the security before it recovers in value. If we would be required to sell, then the entire MTM adjustment is taken through the income statement. It should be noted that since we generally own our securities with equity (including long-term debt), we would not expect to be required to sell our securities.

50	THE REDWOOD REVIEW 1ST QUARTER 2009

ACCOUNTING DISCUSSION

Recent Accounting Changes (continued)

▶
The third step is to compare the present value of expected future cash flows from the security to its amortized cost. The discount rate used in this analysis is equal to the previous yield expected to be earned on the asset.

•	If the present value is greater than amortized cost, there is no other-than-temporary impairment and MTM adjustments are recorded through the balance sheet.

•	If the present value is less than the amortized cost, there is other-than-temporary impairment. The amount of the impairment is then separated into:

-	the amount relating to credit loss and this is recognized through MVA in the income statement, and

-	the amount relating to all other factors and this is recognized in other comprehensive income in the balance sheet.

▶
We expect this portion of this impairment FSP to have a positive impact on our future reported earnings as it is likely that the amount of impairment charges we recognize through the income statement will be less in future periods than it would have been prior to this new accounting guideline since, a portion of the decline in fair values relates to non-credit issues.

▶
However, there is a portion of this impairment FSP that will have a negative impact on our future reported income. Upon adoption of FSP FAS 115-2, a cumulative effect transition adjustment is required to reclassify the non-credit portion of any other-than-temporary impairments previously recorded through earnings to accumulated other comprehensive income (OCI) for investments held as of the beginning of the period of adoption. The cumulative effect adjustment is determined based on the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security as of the beginning of the period of adoption.

▶
The reclassification of the non-credit portion previous impairments recorded through our income statement to OCI will have an adverse effect on Redwood’s future reported earnings as we will no longer benefit from any recovery in our securities related to market liquidity (i.e., discount rates), through our income statement. Unlike banks and other regulated financial institutions that will receive regulatory capital relief as a result of reclassifying impairments and increasing retained earnings (i.e., “Tier 1 Capital”), Redwood is not regulated and will not benefit from this reclassification.

THE REDWOOD REVIEW 1ST QUARTER 2009	51

GLOSSARY

ACACIA

Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsors (that is, a re-securitization of real estate and other securities). The underlying securities are generally backed by residential prime, Alt-A, and subprime real estate loans, and commercial real estate loans. Acacia also owns related assets such as CDO securities issued by other real estate oriented CDOs, corporate debt issued by equity REITs, commercial real estate loans, and synthetic assets derived from real estate assets. Redwood typically acquires a portion of the CDO credit-enhancement (or “equity”) securities issued by Acacia; these are the securities that are in the first-loss (highest risk) position with respect to absorbing any credit losses that may occur within the assets owned by the Acacia entities. Redwood may also retain or acquire Acacia ABS issued. Redwood’s credit risk is limited to its investments in Acacia and each Acacia entity is independent of the others. Redwood also earns asset management fees for ongoing management of the Acacia entities. For GAAP accounting purposes, we consolidate the assets and liabilities of the Acacia entities and their associated income and expense on Redwood’s consolidating balance sheet and income statements.

ADJUSTABLE-RATE MORTGAGES (ARMs)

Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of two-to-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (GSEs), include the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan and Mortgage Corporation (Freddie Mac).

ALT-A SECURITIES

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and a higher percentage of investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an AFS security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) to equal to the fair value of the security, and this adjustment is recognized as a loss through our income statement.

52	THE REDWOOD REVIEW 1ST QUARTER 2009

ACCOUNTING DISCUSSION

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

BOOK VALUE (GAAP)

Book value is the value of our common equity. As measured for GAAP, through December 31, 2007, reported book value generally incorporated mark-to-market adjustments for securities and interest rate agreements, but not for loans or liabilities. Beginning January 1, 2008, book value as measured for GAAP includes mark-to-market adjustments on certain assets and liabilities.

CDO EQUITY SECURITIES

CDO equity securities (CDO CES) are credit-enhancement securities that bear the initial credit losses of the assets owned by CDO securitization entities.

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on a commercial property.

CONSTANT (OR CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to principal prepayments.

CREDIT-ENHANCEMENT SECURITIES (CES)

Credit-enhancement securities (CES) absorb the initial credit losses generated by a pool of securitized assets. As a result, the more senior securities issued from that securitization are credit-enhanced because they carry less credit risk. Our definition of CES includes all the below investment-grade rated bonds issued from a securitization. These securities are also referred to as subordinated securities or B-pieces. For a typical securitization of prime residential loans, there are three CES: the first-loss, second-loss, and third-loss bonds. The first-loss security takes the initial risk of credit loss. If credit losses within the securitized asset pool exceed the principal value of the first-loss security, the second-loss security is at risk. If cumulative losses exceed the principal value of the first- and second-loss securities, then the third-loss security is at risk. Generally, for these securitizations, the third-loss security has a credit rating of BB, the second-loss security has a credit rating of B, and the first-loss security is unrated. Other types of securitizations, such as commercial, CDO, subprime residential, and some Alt-A residential transactions, may be structured differently. Nevertheless, the non-investment grade rated securities issued from these securitizations function as credit-enhancement securities in these transactions.

THE REDWOOD REVIEW 1ST QUARTER 2009	53

GLOSSARY

CREDIT SUPPORT

The face amount of securities subordinate (or junior) to the applicable security, that protects the security from credit losses, expressed as a percentage of the pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)

Economic value closely relates to liquidation value and is calculated using the bid-side marks for all of our financial assets, and offered-side marks for all of our financial liabilities. We calculate management’s estimate of economic value per share as a supplemental measure to book value per share calculated under GAAP. Our economic value estimates are reconciled to GAAP book values in Table 6 of the Financial Tables.

FASB

Financial Accounting Standards Board.

THE FUND

The Fund refers to the Redwood Opportunity Fund, L.P., which is managed by Redwood Asset Management, and invested in sub-prime and CDO mortgage securities.

GAAP

Generally Accepted Accounting Principles in the United States.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the ABS issued that have principal balances. They receive interest payments calculated by a formula wherein cash flows on IOs vary as a function of interest payments generated by the underlying assets within a securitization or as a function of the spread between the yield on the loans owned by a securitization entity and the cost of funds of the securities issued by that entity. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balances of the underlying pools of assets pay down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments accelerate.

INVESTMENT GRADE SECURITIES (IGS)

Investment grade securities (IGS) are securities that are rated AAA, AA, A, or BBB.

54	THE REDWOOD REVIEW 1ST QUARTER 2009

ACCOUNTING DISCUSSION

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood. We may use collateralized debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and IGS.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future. We may issue other forms of long-term debt in the future.

MARK-TO-MARKET ACCOUNTING

Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many of our assets are carried on our balance sheet at their fair value rather than historical amortized cost. Through December 31, 2007 changes in the fair value of some of our assets and hedges were reported through our income statement. Beginning January 1, 2008 we began to use mark-to-market accounting for income statement purposes for a wider variety of assets and liabilities. This likely makes quarter-to-quarter GAAP income trends more volatile. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUE ADJUSTMENTS (MVA)

Market value adjustments (MVA) are those changes in market values reported through our GAAP income statement. They reflect all changes in market values on assets and liabilities accounted for at fair value and impairments on securities accounted for as AFS.

NEGATIVE AMORTIZATION ADJUSTABLE-RATE MORTGAGES (NEG AM ARMs,OPTION ARMs, OR MTA ARMs)

Negative amortization ARMs (neg am ARMs, option ARMs, pay option ARMs, or monthly treasury average (MTA) ARMs) are adjustable-rate mortgages that allow the borrower to choose between different payment options. These options allow the borrower to make minimum payments, or other payments that are less than the interest accrued on the mortgage during that period. As a result of this feature, the borrower’s loan balance may increase, causing negative amortization of the loan balance.

NON-GAAP MEASURES

Not all companies and analysts calculate non-GAAP measures in the same fashion. As a result, certain measures as calculated by Redwood may not be comparable to similarly titled measures reported by other companies. Redwood uses non-GAAP measures such as management’s estimate of economic value to provide greater transparency for investors. Our non-GAAP measures are reconciled to GAAP in the Financial Tables in the Review.

THE REDWOOD REVIEW 1ST QUARTER 2009	55

GLOSSARY

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with high quality credit characteristics, such as borrowers with high FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by high credit-quality loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and a low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Because we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable in economic reality to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to issuing new stock).

REAL ESTATE OWNED (REO)

Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT RETAINED TAXABLE INCOME

REIT retained taxable income is not a measure calculated in accordance with GAAP. REIT retained taxable income is the taxable income earned at the REIT after dividend distributions to our shareholders, less corporate income taxes paid at the REIT level. A reconciliation of REIT retained taxable income to GAAP income appears in Table 3 in the Financial Tables.

56	THE REDWOOD REVIEW 1ST QUARTER 2009

ACCOUNTING DISCUSSION

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain (up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 3 in the Financial Tables.
RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is secured by a pool of residential properties.

RETAINED TAXABLE INCOME

Retained taxable income is not a measure calculated in accordance with GAAP. Retained taxable income is the taxable income earned at the REIT after dividend distributions to shareholders and taxes. It also includes all of the taxable income earned at our taxable subsidiaries, less corporate income taxes paid, as we generally retain the after-tax income at our taxable subsidiaries. A reconciliation of retained taxable income to GAAP income appears in Table 3 in the Financial Tables.

RETURN ON EQUITY (ROE) AND ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is GAAP income divided by core equity. Core equity excludes balance sheet mark-to-market adjustments. Thus, only those market value changes that are included in our income statement will affect adjusted ROE.

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Most of the loans the Sequoia entities acquire are prime-quality loans. Most of the investment grade ABS issued by Sequoia are sold to third-party investors. Redwood usually acquires most of the CES and IOs issued by these securitization entities. Acacia has also acquired some CES, IOs, and IGS from Sequoia. Redwood’s credit risk is limited to its investments in Sequoia and each Sequoia entity is independent of the others. For GAAP accounting purposes, we generally consolidate the assets and liabilities of the Sequoia entities and their associated income and expense on Redwood’s consolidating balance sheet and income statements.

THE REDWOOD REVIEW 1ST QUARTER 2009	57

GLOSSARY

SENIOR SECURITIES

Senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.) To further reduce credit risk, most if not all principal collected from the underlying asset pool is used to paydown the senior securities until certain performance tests are satisfied. After certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinated securities, generally on a pro rata basis. At issuance, senior securities are generally AAA-rated.

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We obtain this debt from a variety of Wall Street firms, banks, and other institutions. As another form of short-term debt, we have issued collateralized commercial paper in the past and may issue other forms of short-term debt in the future.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

Typical characteristics of subprime loan pools include more than 60% of loans with FICO scores below 680, weighted average LTVs over 85%, more than 70% of loans with LTVs over 75%, and loans with LTVs over 80% with no mortgage insurance.

SUBORDINATE SECURITIES (JUNIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. After certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinated securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated AA or below.

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 3 in the Financial Tables.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

58	THE REDWOOD REVIEW 1ST QUARTER 2009

Table 1: GAAP Earnings ($ in thousands, except per share data)	60

										Full	Full
	2009	2008	2008	2008	2008	2007	2007	2007	2007	Year	Year
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2008	2007

Interest income	$83,903	$124,452	$126,227	$140,445	$171,976	$193,728	$207,023	$208,708	$210,372	$563,101	$819,831
(Premium) discount amortization on securities, net	4,918	(1,189)	7,850	6,258	10,864	18,869	20,514	23,849	20,268	23,783	83,500
Other investment interest income	76	572	487	514	732	984	1,143	464	-	2,305	2,591
Premium amortization expense on loans	(7,459)	(547)	(3,372)	(10,215)	(7,509)	(6,656)	(8,349)	(10,863)	(11,705)	(21,643)	(37,573)
Total interest income	81,438	123,288	131,192	137,002	176,063	206,925	220,331	222,158	218,935	567,545	868,349

Interest on short-term debt	-	(3)	(65)	(68)	(182)	(377)	(5,858)	(22,700)	(31,094)	(318)	(60,029)

ABS interest expense	(44,518)	(94,430)	(88,294)	(93,994)	(123,586)	(147,799)	(155,661)	(140,512)	(131,393)	(400,304)	(575,365)
ABS issuance expense amortization	(553)	(1,470)	(930)	(1,921)	(2,093)	(4,644)	(4,616)	(5,681)	(7,068)	(6,414)	(22,009)
ABS interest rate agreement (expense) income	(1,098)	(1,934)	(1,259)	(1,246)	(1,245)	1,265	1,959	3,358	1,646	(5,684)	8,228
ABS issuance premium amortization income	335	476	557	1,955	2,183	1,930	2,096	2,294	1,869	5,171	8,189
Total ABS expense consolidated from trusts	(45,834)	(97,358)	(89,926)	(95,206)	(124,741)	(149,248)	(156,222)	(140,541)	(134,946)	(407,231)	(580,957)

Interest expense on long-term debt	(1,808)	(2,344)	(2,164)	(2,233)	(2,534)	(3,055)	(3,150)	(2,516)	(2,056)	(9,275)	(10,777)

Net interest income	33,796	23,583	39,037	39,495	48,606	54,245	55,101	56,401	50,839	150,721	216,586
Provision for credit reserve	(16,032)	(18,659)	(18,333)	(10,061)	(8,058)	(4,972)	(1,507)	(2,500)	(3,829)	(55,111)	(12,808)
Market valuation adjustments, net	(43,242)	(111,331)	(127,157)	(60,619)	(193,780)	(1,118,989)	(102,766)	(29,430)	(10,264)	(492,887)	(1,261,449)
Net interest (loss) income after provision and market valuation adjustments	(25,478)	(106,407)	(106,453)	(31,185)	(153,232)	(1,069,716)	(49,172)	24,471	36,746	(397,277)	(1,057,671)

Fixed compensation expense	(4,028)	(3,575)	(4,331)	(4,648)	(5,674)	(4,316)	(4,560)	(4,286)	(4,616)	(18,228)	(17,778)
Variable compensation expense	(556)	418	(616)	(330)	(1,857)	(434)	1,096	(198)	(2,251)	(2,385)	(1,787)
Equity compensation expense	(1,795)	(2,377)	(3,080)	(3,502)	(3,306)	(2,767)	(2,593)	(3,540)	(3,349)	(12,265)	(12,249)
Severance expense	(28)	(1,814)	-	-	-	(1,340)	-	-	(2,380)	(1,814)	(3,720)
Other operating expense	(4,125)	(5,941)	(8,795)	(5,767)	(5,496)	(7,337)	(5,455)	(4,670)	(4,479)	(25,999)	(21,941)
Due diligence expenses	(7)	(13)	(29)	(8)	(10)	(75)	(220)	(78)	(707)	(60)	(1,080)
Total operating expenses	(10,539)	(13,302)	(16,851)	(14,255)	(16,343)	(16,269)	(11,732)	(12,772)	(17,782)	(60,751)	(58,555)

Realized gains (losses) on sales, net	462	5,671	(15)	2,909	(3)	7,199	(1,460)	1,428	303	8,562	7,470
Realized (losses) gains on calls, net	-	-	(39)	(72)	45	(126)	3,284	1,310	843	(66)	5,311
Realized gains (losses), net	462	5,671	(54)	2,837	42	7,073	1,824	2,738	1,146	8,496	12,781

Noncontrolling interest	716	2,366	2,194	(2,369)	(254)	-	-	-	-	1,937	-
(Provision) credit for income taxes	(105)	(3,914)	9,860	(937)	(1,800)	1,467	(1,837)	(3,021)	(1,801)	3,209	(5,192)
Net (loss) income	$(34,944)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$18,309	$(444,386)	$(1,108,637)

Diluted average shares	53,632	33,366	33,334	32,871	32,511	29,531	27,892	28,165	27,684	33,023	27,928
Net (loss) income per share	$(0.65)	$(3.46)	$(3.34)	$(1.40)	$(5.28)	$(36.49)	$(2.18)	$0.41	$0.66	$(13.46)	$(39.70)

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 1: GAAP Earnings

Table 2: Taxable Income and GAAP (Loss) Income Differences ($ in thousands, except per share data)

	Estimated	Estimated				Actual				Estimated	Actual
										Full	Full
	2009	2008	2008	2008	2008	2007	2007	2007	2007	Year	Year
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2008	2007

GAAP net (loss) income	$(34,944)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$18,309	$(444,386)	$(1,108,637)
Difference in taxable income calculations
Amortization and credit losses	(21,939)	(1,023)	(6,496)	(10,374)	1,007	(15,080)	10,426	10,298	10,417	(16,886)	16,061
Operating expenses	451	(1,274)	2,713	706	1,353	10,048	(2,080)	(2,921)	(1,713)	3,498	3,334
Gross realized (gains) losses, net on calls and sales	(462)	(5,671)	54	(2,837)	(42)	(4,819)	(3,073)	(3,589)	954	(8,496)	(10,527)
Market valuation adjustments, net	43,242	111,179	127,157	60,619	193,932	1,118,989	102,766	29,430	10,264	492,887	1,261,449
Provision (benefit) for income taxes	105	3,897	(9,825)	1,447	1,159	(2,214)	1,523	1,662	1,800	(3,322)	2,771
Total differences in GAAP and taxable income	21,397	107,108	113,603	49,561	197,409	1,106,924	109,562	34,880	21,722	467,681	1,273,088

Taxable (loss) income	$(13,547)	$(8,478)	$2,299	$3,652	$25,822	$29,479	$48,645	$46,296	$40,031	$23,295	$164,451

REIT taxable (loss) income	$(8,701)	$(8,793)	$2,400	$4,414	$24,734	$32,125	$48,591	$45,233	$35,112	$22,755	$161,061
Taxable (loss) income in taxable subsidiaries	(4,846)	315	(101)	(762)	1,088	(2,646)	54	1,063	4,919	540	3,390
Taxable (loss) income	$(13,547)	$(8,478)	$2,299	$3,652	$25,822	$29,479	$48,645	$46,296	$40,031	$23,295	$164,451

After-tax
Retained REIT taxable income (loss)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Retained taxable (loss) income in taxable subsidiaries	(3,198)	210	(43)	(444)	633	(1,325)	34	663	3,068	356	2,440
Retained taxable (loss) income	$-	$210	$(43)	$(444)	$633	$(1,325)	$34	$663	$3,068	$356	$2,440

Shares used for taxable EPS calculation	60,228	33,471	33,238	33,184	32,710	32,385	27,986	27,816	27,129	32,577	28,354
REIT taxable (loss) income per share (1)	$(0.14)	$(0.26)	$0.07	$0.13	$0.76	$0.99	$1.74	$1.63	$1.29	$0.70	$5.65
Taxable (loss) income in taxable subsidiaries per share	$(0.08)	$0.01	$(0.00)	$(0.02)	$0.03	$(0.08)	$0.00	$0.03	$0.19	$0.02	$0.14
Taxable (loss) income per share (1)	$(0.22)	$(0.25)	$0.07	$0.11	$0.79	$0.91	$1.74	$1.66	$1.48	$0.72	$5.79
										$-	$-
Retained taxable (loss) income (after-tax)	$(0.05)	$0.01	$(0.01)	$(0.01)	$0.02	$(0.04)	$0.00	$0.02	$0.11	$0.01	$0.10

(1) REIT taxable (loss) income per share and taxable (loss) income per share per quarter are based on the number of shares outstanding at the end of each quarter. REIT taxable (loss) income and taxable (loss) income per share for the year are the sum of the four corresponding quarterly per share amounts.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 2: Taxable Income and GAAP (Loss) Income Differences	61

Table 3: Retention and Distribution of Taxable Income ($ in thousands, except per share data)	62

	Estimated	Estimated				Actual				Estimated	Actual
										Full	Full
	2009	2008	2008	2008	2008	2007	2007	2007	2007	Year	Year
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2008	2007

Dividends declared	$15,057	$25,103	$24,928	$24,887	$24,532	$80,496	$20,989	$20,862	$20,347	$99,450	$142,694
Dividend deductions on stock issued through DSPP	30	45	165	288	192	2,605	81	933	660	690	4,279
Total dividend deductions (1)	$15,087	$25,148	$25,093	$25,175	$24,724	$83,101	$21,070	$21,795	$21,007	$100,140	$146,973

Regular dividend per share	$0.25	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$3.00	$3.00
Special dividend per share	-	-	-	-	-	2.00	-	-	-	-	2.00
Total dividends per share (2)	$0.25	$0.75	$0.75	$0.75	$0.75	$2.75	$0.75	$0.75	$0.75	$3.00	$5.00

Undistributed REIT taxable income at beginning of period (pre-tax):	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$88,027	$64,589	$50,484	$64,572	$50,484
REIT taxable income (loss) (pre-tax)	(8,701)	(8,793)	2,400	4,414	24,734	32,125	48,591	45,233	35,112	22,755	161,061
Retained (pre-tax)	-	-	-	-	-	-	-	-	-	-	-
Dividend of 2006 income	-	-	-	-	-	-	(7,682)	(21,795)	(21,007)	-	(50,484)
Dividend of 2007 income	-		(14,673)	(25,175)	(24,724)	(83,101)	(13,388)	-	-	(64,572)	(96,489)
Dividend of 2008 income	-	(12,335)	(10,420)	-	-	-	-	-	-	(22,755)	-
Dividend of 2009 income	-	-	-	-	-	-	-	-	-	-	-
Undistributed REIT taxable income at period end (pre-tax):	$-	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$88,027	$64,589	$-	$64,572

Undistributed REIT taxable income (pre-tax) at period end
From 2006	$-	$-	$-	$-	$-	$-	$-	$7,682	$29,477	$-	$-
From 2007	-	-	-	14,673	39,848	64,572	115,548	80,345	35,112	-	64,572
From 2008	-	-	20,872	29,148	24,734	-	-	-	-	-	-
From 2009	-	-	-	-	-	-	-	-	-	-	-
Total	$-	$-	$20,872	$43,821	$64,582	$64,572	$115,548	$88,027	$64,589	$-	$64,572

Shares outstanding at period end	60,228	33,471	33,238	33,184	32,710	32,385	27,986	27,816	27,129	33,471	32,385
Undistributed REIT taxable income (pre-tax)
per share outstanding at period end	$-	$-	$0.63	$1.32	$1.97	$1.99	$4.13	$3.16	$2.38	$-	$1.99

(1) Dividends in 2008 exceeded the year's taxable income plus undistributed income carried over from prior years. Thus, the 2008 dividends included $8.4 million return of capital.
(2)  Total dividends for the first quarter of 2009 were $0.25, which were characterized entirely as a return of capital.  The portion of Redwood's dividends characterized as a return of capital is not taxable, and reduces a shareholder's basis for shares held at each quarterly distribution date.  Total dividends in 2008 were $3.00 per share, of which $2.75 per share was characterized as ordinary income and $0.25 per share was characterized as a return of capital.  Total dividends in 2007 were $5.00 per share, which were characterized entirely as ordinary income.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 3: Retention and Distribution of Taxable Income

Table 4: Components of Book Value ($ in millions, except per share data)

	2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1

Assets at Redwood
Residential Seniors
Prime	$88	$51	$21	$27	$1
Non-prime	74	43	48	57	3
Total Residential Seniors	162	94	69	84	4

Residential Subordinates
Prime	29	44	86	154	90
Non-prime	4	7	5	9	23
Total Residential Subordinates	33	51	91	163	113

CDO	3	4	4	15	16
Commercial Subordinates	23	42	64	91	99
Real estate loans	3	3	3	4	5
Total securities and loans at Redwood	224	194	231	357	237

Cash and cash equivalents	333	126	177	148	257
Other assets (1)	25	37	25	27	35
Other liabilities (2)	(25)	(46)	(29)	(37)	(34)

Short-term debt	-	-	(7)	(9)	(2)

Investments in Sequoia
Total assets	4,566	4,688	6,137	6,414	6,800
Total liabilities	(4,496)	(4,591)	(6,026)	(6,274)	(6,654)
Net investments in Sequoia	70	97	111	140	146

Investments in Acacia
Total assets	463	558	813	1,091	1,269
Total liabilities	(456)	(542)	(794)	(1,050)	(1,201)
Net investments in Acacia	7	16	19	41	68

Investments in the Fund
Total assets	42	53	73	94	36
Total liabilities and minority interest	(20)	(25)	(38)	(47)	(8)
Net investments in the Fund	22	28	35	47	28

Long-term debt	(150)	(150)	(150)	(150)	(150)

Total GAAP stockholders' equity	$506	$302	$412	$564	$585
GAAP Book value per share	$8.40	$9.02	$12.40	$17.00	$17.89

(1) Other assets includes deferred ABS issuance costs, derivative assets, accrued interest recievable, deferred tax assets, restricted cash, and other assets.
(2) Other liabilities include derivative liabilities, accrued interest payable, dividends payable, accrued expenses, and other liabilities.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 4: Components of Book Value	63

Table 5: Investment Activity in Sequoia, Acacia and the Fund ($ in millions)	64

	2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1
Investments in Sequoia
Beginning asset balance	$4,688	$6,136	$6,414	$6,800	$7,205
Beginning liability balance	(4,591)	(6,025)	(6,274)	(6,654)	$(7,059)
Beginning book value in Sequoia	$97	$111	$140	$146	$146

Principal payments on assets	$(84)	$(153)	$(243)	$(365)	$(400)
Asset transfers to REO	(8)	(12)	(6)	(13)	(7)
Loan premium amortization	(7)	(2)	(3)	(10)	(8)
Provision for credit losses	(16)	(19)	(18)	(10)	(8)
Sale of interests and resulting deconsolidation	-	(1,253)	-	-	-
Change in other assets	(6)	(9)	(8)	12	18
Net change in Sequoia assets	$(121)	$(1,448)	$(278)	$(386)	$(405)

Principal payments on liabilities	$88	$155	$243	$364	$394
Discount amortization	1	2	2	6	8
Sale of interests and resulting deconsolidation	-	1,264	-	-	-
Change in other liabilities	6	13	4	10	3
Net change in Sequoia liabilities	$95	$1,434	$249	$380	$405

Ending asset balance	4,567	4,688	6,136	6,414	6,800
Ending liability balance	(4,496)	(4,591)	(6,025)	(6,274)	(6,654)
Ending book value in Sequoia	$71	$97	$111	$140	$146

Investments in Acacia
Beginning asset balance	$558	$813	$1,091	$1,269	$2,107
Beginning liability balance	(542)	(794)	(1,050)	(1,201)	(3,492)
Beginning book value in Acacia	$16	$19	$41	$68	$(1,385)

Principal payments on assets	$(44)	$(29)	$(35)	$(40)	$(55)
Market valuation changes	(47)	(207)	(221)	(67)	(782)
Change in other assets	(4)	(19)	(22)	(71)	(1)
Net change in Acacia assets	$(95)	$(255)	$(278)	$(178)	$(838)

Principal payments on liabilities	29	44	58	110	37
Market valuation changes	27	282	204	1	810
FAS 159 adjustments	-	-	-	-	1,490
Change in other liabilities	30	(74)	(6)	40	(46)
Net change in Acacia liabilities	$86	$252	$256	$151	$2,291

Ending asset balance	$463	$558	$813	$1,091	$1,269
Ending liability balance	(456)	(542)	(794)	(1,050)	(1,201)
Ending book value in Acacia	$7	$16	$19	$41	$68

Investments in the Fund
Beginning asset balance	$53	$73	$94	$36	$15
Beginning liability balance	(25)	(38)	(47)	(8)	$-
Beginning book value in the Fund	$28	$35	$47	$28	$15

Principal payments on assets	$(4)	$(4)	$(4)	$(6)	$(1)
Acquisitions	-	-	13	40	20
Discount amortization	2	1	2	1	1
Sales	-	-	-	(5)	-
Market valuation changes	(8)	(17)	(10)	-	1
Change in other assets	(1)	-	(22)	28	-
Net change in the Fund assets	$(11)	$(20)	$(21)	$58	$21

Change in other liabilities and noncontrolling interest	5	13	9	(39)	(8)

Ending asset balance	$42	$53	$73	$94	$36
Ending liability and noncontrolling interest balance	(20)	(25)	(38)	(47)	(8)
Ending book value in the Fund	$22	$28	$35	$47	$28

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 5: Investment Activity in Sequoia, Acacia and the Fund

Table 6: Book Value and Other Ratios ($ in millions, except per share data)

	2009		2008		2008		2008		2008		January 1,		2007		2007		2007		2007
	Q1		Q4		Q3		Q2		Q1		2008 (1)		Q4		Q3		Q2		Q1
Short-term debt	$-		$-		$7		$9		$2		$8		$8		$39		$849		$1,880
Long-term debt	150		150		150		150		150		150		150		150		150		100
Redwood debt	$150		$150		$157		$159		$152		$158		$158		$189		$999		$1,980

GAAP stockholders' equity	$506		$302		$412		$564		$585		$751		$(718)		$149		$876		$924

Redwood debt to equity	0.3	x	0.5	x	0.4	x	0.3	x	0.3	x	0.2	x	(0.2	)x	1.3	x	1.1	x	2.1	x
Redwood debt to (equity + debt)	23%		33%		28%		22%		21%		17%		-28%		56%		53%		68%

Redwood debt	$150		$150		$157		$159		$152		$158		$158		$189		$999		$1,980
ABS obligations of consolidated entities	4,709		4,855		6,603		7,110		7,591		8,839		10,329		10,803		10,675		9,947
GAAP debt	$4,859		$5,005		$6,760		$7,269		$7,743		$8,997		$10,487		$10,992		$11,674		$11,927

GAAP debt to equity	9.6	x	16.6	x	16.4	x	12.9	x	13.2	x	12.0	x	(14.6	)x	73.8	x	13.3	x	12.9	x
GAAP debt to (equity + GAAP debt)	91%		94%		94%		93%		93%		92%		107%		99%		93%		93%

GAAP stockholders' equity	$506		$302		$412		$564		$585		$751		$(718)		$149		$876		$924
Balance sheet mark-to-market adjustments	(85)		(57)		(84)		(68)		(93)		(99)		(574)		(735)		(81)		(6)
Core equity	$591		$359		$496		$632		$678		$850		$(145)		$884		$957		$930

Shares outstanding at period end	60,228		33,471		33,238		33,184		32,710		32,385		32,385		27,986		27,816		27,129

GAAP equity per share	$8.40		$9.02		$12.40		$17.00		$17.89		$23.18		$(22.18)		$5.32		$31.50		$34.06
Adjustments to GAAP equity to economic value
Investments in Sequoia	$(0.15)		$(0.95)		$(1.65)		$(1.96)		$(1.65)		$(1.45)		$(1.45)		$(5.50)		$(4.10)		$(4.79)
Investments in Acacia	(0.03)		(0.21)		(0.18)		(0.66)		(0.58)		(1.17)		44.19		26.26		5.71		2.95
Long-term debt	1.79		3.24		2.61		2.34		2.38		1.73		1.73		1.47		-		-
Economic value per share	$10.01		$11.10		$13.18		$16.72		$18.04		$22.29		$22.29		$27.55		$33.11		$32.22

(1) On January 1, 2008 we elected the fair value option for the assets and liabilities of Acacia and certain other assets.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 6: Book Value and Other Ratios	65

Table 7: Profitability Ratios ($ in thousands)	66

										Full	Full
	2009	2008	2008	2008	2008	2007	2007	2007	2007	Year	Year
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2008	2007

Interest income	$81,438	$123,288	$131,192	$137,002	$176,063	$206,925	$220,331	$222,158	$218,935	$567,545	$868,349
Average consolidated earning assets	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$12,193,242	$12,301,562	$12,279,814	$8,036,707	$12,258,453
Asset yield	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	7.23%	7.22%	7.13%	7.06%	7.08%

Interest expense	$(47,642)	$(99,705)	$(92,155)	$(97,507)	$(127,457)	$(152,680)	$(165,230)	$(165,757)	$(168,096)	$(416,824)	$(651,763)
Average consolidated interest-bearing liabilities	$4,940,304	$6,613,677	$7,106,052	$7,499,474	$8,383,296	$10,716,433	$11,376,762	$11,580,196	$11,623,627	$7,660,908	$11,527,275
Cost of funds	3.86%	6.03%	5.19%	5.20%	6.08%	5.70%	5.81%	5.73%	5.78%	5.44%	5.65%

Asset yield	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	7.18%	7.14%	7.01%	7.06%	7.08%
Cost of funds	(3.86%)	(6.03%)	(5.19%)	(5.20%)	(6.08%)	(5.70%)	(5.81)%	(5.73)%	(5.78)%	(5.44%)	(5.65%)
Interest rate spread	2.01%	1.01%	1.72%	1.53%	1.67%	1.49%	1.37%	1.41%	1.22%	1.62%	1.43%

Net interest income	$33,796	$23,583	$39,037	$39,495	$48,606	$54,245	$55,101	$56,401	$50,839	$150,721	$216,586
Average consolidated earning assets	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$12,193,242	$12,301,562	$12,279,814	$8,036,707	$12,258,453
Net interest margin	2.43%	1.35%	2.06%	1.94%	2.14%	1.88%	1.81%	1.83%	1.66%	1.88%	1.77%

Net interest income	$33,796	$23,583	$39,037	$39,495	$48,606	$54,245	$55,101	$56,401	$50,839	$150,721	$216,586
Net interest income / average core equity	(21.90%)	21.03%	27.93%	24.45%	23.60%	30.73%	23.11%	23.71%	21.98%	22.35%	22.96%

Operating expenses (excluding severance expense) (1)	$(10,511)	$(11,488)	$(16,851)	$(14,255)	$(16,343)	$(14,929)	$(11,732)	$(12,772)	$(15,402)	$(58,937)	$(54,835)

Average total assets	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$10,866,153	$12,232,304	$12,688,468	$12,865,979	$8,025,780	$12,594,827
Average total equity	$556,861	$371,503	$533,755	$602,402	$720,035	$97,534	$851,869	$946,454	$1,008,688	$556,354	$723,807

Operating expenses / net interest income (2)	31.10%	48.71%	43.17%	36.09%	33.62%	27.52%	21.89%	23.70%	32.76%	39.10%	25.32%
Operating expenses / average total assets (2)	0.75%	0.65%	0.88%	0.70%	0.71%	0.55%	0.38%	0.40%	0.48%	0.73%	0.44%
Operating expenses / average total equity (2)	7.55%	12.37%	12.63%	9.47%	9.08%	61.23%	5.51%	5.40%	6.11%	10.59%	7.58%

GAAP net (loss) income	$(34,944)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$18,310	$(444,386)	$(1,108,636)
GAAP net (loss) income / average total assets	(2.51%)	(6.57%)	(5.82%)	(2.24%)	(7.44%)	(39.66%)	(1.99)%	0.36%	0.57%	(5.54%)	(8.80%)
GAAP net (loss) income / average equity (GAAP ROE)	(25.10%)	(124.45%)	(83.41%)	(30.48%)	(95.32%)	(4418.75%)	(28.60)%	4.82%	7.26%	(79.87%)	(153.17%)
GAAP net (loss) income / average core equity (adjusted ROE)	(22.64%)	(103.09%)	(79.62%)	(28.42%)	(83.31%)	(610.31%)	(25.55)%	4.80%	7.92%	(65.89%)	(117.52%)

(1) Severance expenses were $0.3 million in Q1 2009, $1.8 million in Q4 2008 and $1.3 million in Q4 2007.
(2) Percentages are based on operating expenses excluding severance expense.

Note: All percentages in this table are shown on an annualized basis.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 7: Profitability Ratios

Table 8: Average Balance Sheet ($ in thousands)

						Full
	2009	2008	2008	2008	2008	Year
	Q1	Q4	Q3	Q2	Q1	2008

Real estate assets at Redwood

Senior Residential Securities
Prime	$77,651	$37,746	$27,880	$15,040	$663	$20,332
Non-prime	87,464	63,050	63,818	50,056	7,061	45,996
Total Senior Residential Securities	165,114	100,796	91,698	65,096	7,724	66,329

Subordinate Residential Securities
Prime	47,070	88,943	147,513	177,996	145,756	140,052
Non-prime	3,450	4,105	4,450	17,184	54,464	20,051
Subordinate Residential Securities	50,519	93,048	151,963	195,180	200,220	160,103

Commercial subordinate securites	46,382	63,969	98,534	106,314	183,446	112,892
Commercial loans	248	249	250	251	250	250
Residential loans	2,600	2,960	3,671	3,759	4,507	3,722
CDO	3,429	3,856	8,628	15,492	21,297	12,468
Other real estate investments	-	50	75	2,328	5,836	2,061
Total Real estate assets at Redwood	268,293	264,927	354,819	388,420	423,280	357,824

Earning assets at Acacia	404,596	575,709	830,311	982,169	1,439,913	955,637
Earning assets at Sequoia	4,568,212	5,966,898	6,170,944	6,483,475	6,895,529	6,377,515
Earning assets at the Fund	62,319	71,792	75,321	56,183	33,180	59,198

Cash and cash equivalents	310,514	204,246	229,778	311,052	402,584	286,533
Earning assets	5,613,934	7,083,573	7,661,173	8,221,299	9,194,486	8,036,707
Balance sheet mark-to-market adjustments	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(82,767)
Earning assets - reported value	5,553,470	7,006,592	7,594,682	8,137,261	9,090,678	7,953,940
Other assets	22,148	33,714	53,420	66,200	132,786	71,840
Total assets	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$8,025,780

Short-term debt	$-	$975	$7,825	$4,904	$21,477	$8,771
Sequoia ABS issued	4,460,951	5,804,702	6,040,634	6,349,661	6,745,556	6,233,434
Acacia ABS issued	325,392	652,398	900,611	986,915	1,456,506	997,891
Other liabilities	55,487	32,533	(22,524)	72,870	126,790	52,843
Long-term debt	147,193	146,944	146,705	146,480	146,242	146,594
Total liabilities	4,989,023	6,637,552	7,073,251	7,560,830	8,496,572	7,439,533

Noncontrolling interest	29,735	31,251	41,096	40,229	6,858	29,893

Core equity	617,325	448,484	600,246	686,440	823,843	639,123
Balance sheet mark-to-market adjustments	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(82,769)
Total equity	556,861	371,503	533,755	602,402	720,035	556,354

Total liabilities and equity	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$8,025,780

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 8: Average Balance Sheet	67

Table 9: Balances & Yields by Securities Portfolio at Redwood ($ in thousands)	68

	2009	2008	2008	2008	2008		2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1		Q1	Q4	Q3	Q2	Q1
Residential Prime Senior						Commercial Subordinate
Current face	$160,009	$90,256	$34,770	$35,840	$-	Current face	$512,117	$514,169	$514,883	$517,615	$523,118
Unamortized discount	(64,884)	(41,980)	(7,192)	(7,451)	513	Unamortized premium (discount)	13,798	35,069	23,846	(31,871)	(36,955)
Credit reserve	(621)	$-	$-	$-	$-	Credit reserve	(497,784)	(497,047)	(470,660)	(384,487)	(378,388)
Unrealized losses	(6,738)	2,689	(6,183)	(1,364)	$-	Unrealized losses	(5,216)	(9,701)	(4,383)	(10,288)	(8,252)
Fair value	$87,766	$50,965	$21,395	$27,025	$513	Fair value	$22,915	$42,490	$63,686	$90,969	$99,523

Average amortized cost	$77,651	$37,746	$27,880	$15,040	$663	Average amortized cost	$46,382	$63,969	$98,534	$106,314	$183,446
Interest income	$2,798	$992	$1,050	$389	$254	Interest income	$500	$(1,000)	$3,160	$4,155	$5,000
Annualized Yield	14.41%	10.51%	15.06%	10.35%	153.13%	Annualized Yield	4.31%	(6.25%)	12.83%	15.63%	10.90%

Residential Non-Prime Senior						CDO Subordinate
Current face	$182,851	$108,871	$90,436	$92,080	$10,150	Current face	$35,277	$38,405	$38,687	$81,742	$87,537
Unamortized discount	(77,193)	(50,687)	(26,894)	(28,044)	(6,906)	Unamortized discount	(19,086)	(18,319)	(18,191)	(48,278)	(48,983)
Credit reserve	(4,159)	(3,827)	$-	$-	$-	Credit reserve	(13,534)	(16,476)	(16,431)	(18,743)	(22,374)
Unrealized gains (losses)	(27,116)	(11,537)	(15,296)	(6,914)	(7)	Unrealized gains	-	-	-	42	10
Fair value	$74,383	$42,820	$48,246	$57,122	$3,237	Fair value	$2,657	$3,610	$4,065	$14,763	$16,190

Average amortized cost	$87,464	$63,050	$63,818	$50,056	$7,061	Average amortized cost	$25	$3,931	$9,159	$15,616	$21,297
Interest income	$3,311	$1,590	$2,101	$1,263	$266	Interest income	$10	$376	$539	$769	$847
Annualized Yield	15.14%	10.09%	13.17%	10.09%	15.05%	Annualized Yield	153.66%	38.21%	23.53%	19.69%	15.90%

Residential Prime Subordinate
Current face	$419,631	$448,943	$482,538	$515,703	$444,803
Unamortized discount	(87,421)	(90,582)	(63,295)	(88,487)	(60,283)
Credit reserve	(291,592)	(308,447)	(308,691)	(258,557)	(247,480)
Unrealized losses	(11,606)	(6,127)	(24,280)	(14,396)	(46,907)
Fair value	$29,012	$43,787	$86,272	$154,263	$90,133

Average amortized cost	$47,070	$88,943	$147,513	$177,996	$145,756
Interest income	$8,220	$8,185	$10,781	$9,111	$11,154
Annualized Yield	69.85%	36.81%	29.23%	20.47%	30.61%

Residential Non-Prime Subordinate
Current face	$327,766	$452,327	$287,552	$349,769	$416,274
Unamortized discount	(19,512)	(29,092)	(36,721)	(46,768)	(51,998)
Credit reserve	(305,422)	(419,194)	(247,798)	(296,986)	(338,674)
Unrealized losses	1,705	3,272	2,040	3,229	(2,001)
Fair value	$4,537	$7,313	$5,073	$9,244	$23,601

Average amortized cost	$3,450	$4,105	$4,450	$17,184	$54,464
Interest income	$6,315	$5,283	$5,161	$7,476	$13,731
Annualized Yield	732.26%	514.79%	463.91%	174.02%	100.84%

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 9: Balances & Yields by Securities Portfolio at Redwood

Table 10: Securities Portfolio Activity at Redwood ($ in thousands)

	2009	2008	2008	2008	2008		2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1		Q1	Q4	Q3	Q2	Q1
Residential Prime Senior						Commercial Subordinate
Beginning fair value	$50,965	$21,395	$27,025	$513	$745	Beginning fair value	$42,490	$63,686	$90,969	$99,523	$148,508
Acquisitions	49,107	35,866	-	28,107	-	Acquisitions	-	-	-	-	-
Sales	-	-	-	-	-	Sales	-	-	-	-	-
Principal payments	(3,946)	(552)	(1,070)	(149)	-	Principal payments	-	-	-	-	-
Discount amortization	1,128	243	425	63	-	Premium amortization	(4,050)	(6,165)	(2,582)	(2,123)	(1,523)
Changes in fair value, net	(9,488)	(5,987)	(4,985)	(1,509)	(232)	Changes in fair value, net	(15,525)	(15,031)	(24,701)	(6,431)	(47,462)
Ending fair value	$87,766	$50,965	$21,395	$27,025	$513	Ending fair value	$22,915	$42,490	$63,686	$90,969	$99,523

Residential Non-Prime Senior
Beginning fair value	$42,820	$48,246	$57,122	$3,237	$9,027	Commercial Real Estate Loans
Acquisitions	48,444	10,419	-	62,808	355	Beginning fair value	$249	$250	$251	$252	$253
Sales	(373)	(867)	-	-	-	Acquisitions	-	-	-	-	-
Principal payments	(3,088)	(1,199)	(1,644)	(1,854)	(210)	Sales	-	-	-	-	-
Discount amortization	2,193	711	1,222	645	-	Principal payments	(2)	(2)	(2)	(2)	(2)
Changes in fair value, net	(15,613)	(14,490)	(8,454)	(7,714)	(5,935)	Discount amortization	1	1	1	1	1
Ending fair value	$74,383	$42,820	$48,246	$57,122	$3,237	Credit provision	-	-	-	-	-
						Changes in fair value, net	-	-	-	-	-
Residential Prime Subordinate						Ending fair value	$248	$249	$250	$251	$252
Beginning fair value	$43,787	$86,272	$154,263	$90,133	$112,263
Acquisitions	-	-	-	58,840	34,512	CDO Subordinate
Sales	-	-	-	-	-	Beginning fair value	$3,610	$4,065	$14,763	$16,190	$20,822
Principal payments	(6,851)	(5,950)	(9,051)	(9,321)	(8,302)	Acquisitions	-	-	-	-	-
Discount amortization	2,887	1,958	4,257	2,508	5,277	Sales	-	-	(7,317)	-	-
Changes in fair value, net	(10,811)	(38,493)	(63,197)	12,103	(53,617)	Principal payments	(127)	(282)	(605)	(1,687)	30
Ending fair value	$29,012	$43,787	$86,272	$154,263	$90,133	Discount (premium) amortization	(58)	(45)	(43)	-	-
						Changes in fair value, net	(768)	(128)	(2,733)	260	(4,662)
Residential Non-Prime Subordinate						Ending fair value	$2,657	$3,610	$4,065	$14,763	$16,190
Beginning fair value	$7,313	$5,073	$9,244	$23,601	$52,399
Acquisitions	-	3,630	-	-	3,340
Sales	-	-	-	-	-
Principal payments	(1,529)	(2,191)	(4,313)	(7,681)	(10,944)
Discount amortization	492	536	2,289	3,971	6,356
Changes in fair value, net	(1,739)	265	(2,147)	(10,647)	(27,550)
Ending fair value	$4,537	$7,313	$5,073	$9,244	$23,601

Residential Real Estate Loans
Beginning fair value	$2,624	$3,150	$3,695	$4,443	$4,533
Acquisitions	-	-	-	-	-
Sales	-	-	-	-	-
Principal payments	(27)	(40)	(19)	(626)	(16)
Premium amortization	-	-	-	-	-
Credit provision	-	-	-	-	-
Transfers to REO	-	(14)	-	(40)	-
Changes in fair value, net	(20)	(472)	(526)	(82)	(74)
Ending fair value	$2,577	$2,624	$3,150	$3,695	$4,443

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 10: Securities Portfolio Activity at Redwood	69

Table 11: Managed Residential Loans Credit Performance ($ in thousands)	70

			Managed Loans	Internally-Designated Credit Reserve (4)	External Credit Enhancement	Total Credit Protection	Total Credit Protection as % of Loans (1)	Seriously Delinquent Loans (2)	Seriously Delinquent Loan % of Current Balance	Total Credit Losses	Losses To Securities Junior to Redwood's Interest	Redwood's Share of Net Charge-offs/ (Recoveries)	Redwood Credit Losses As % of Loans (Annualized)
Residential	Q1: 2007		$245,080,031	$412,717	$355,855	$768,572	0.31%	$1,075,683	0.44%	$5,776	$325	$5,451	0.01%
Portfolio	Q2: 2007		227,973,546	469,492	356,374	825,866	0.36%	1,431,963	0.63%	12,157	471	11,686	0.02%
	Q3: 2007		219,465,992	466,034	335,699	801,733	0.37%	2,234,644	1.02%	17,553	8,682	8,871	0.03%
	Q4: 2007		256,923,033	695,130	342,009	1,037,139	0.40%	7,536,293	2.93%	44,529	32,533	11,996	0.07%
	2007		256,923,033	695,130	342,009	1,037,139	0.40%	7,536,293	2.93%	80,015	42,011	38,004	0.03%
	Q1: 2008	(3)	157,481,973	610,598	89,472	700,070	0.44%	4,698,037	2.98%	57,354	24,746	32,608	0.15%
	Q2: 2008		151,774,072	581,525	63,141	644,666	0.42%	6,271,650	4.13%	82,967	13,890	69,077	0.22%
	Q3: 2008		138,100,158	581,295	50,021	631,316	0.46%	6,214,451	4.50%	94,165	699	93,466	0.27%
	Q4: 2008		133,003,965	735,912	48,177	784,089	0.59%	6,866,417	5.16%	114,315	5,478	108,837	0.34%
	2008		133,003,965	735,912	48,177	784,089	0.59%	6,866,417	5.16%	348,801	44,813	303,988	0.26%
	Q1: 2009		$114,161,101	$644,961	$43,537	$688,498	0.60%	$5,882,025	5.15%	$140,320	$1,836	$144,456	0.49%

Residential Real	Q1: 2007		$8,582,964	$19,954	$0	$19,954	0.23%	$68,632	0.92%	$1,646	$0	$1,646	0.08%
Estate Loans	Q2: 2007		8,256,759	16,416	-	16,416	0.20%	55,674	0.67%	6,038	-	6,038	0.29%
	Q3: 2007		7,546,529	15,195	-	15,195	0.20%	56,068	0.74%	2,728	-	2,728	0.14%
	Q4: 2007		7,106,018	18,282	-	18,282	0.26%	67,984	0.96%	1,886	-	1,886	0.11%
	2007		7,106,018	18,282	-	18,282	0.26%	67,984	0.96%	12,298	-	12,298	0.17%
	Q1: 2008	(3)	6,697,241	24,444	-	24,444	0.36%	83,966	1.25%	1,896	-	1,896	0.11%
	Q2: 2008		6,322,568	32,597	-	32,597	0.52%	118,139	1.87%	1,908	-	1,908	0.12%
	Q3: 2008		6,070,083	46,881	-	46,881	0.77%	143,429	2.36%	4,049	-	4,049	0.27%
	Q4: 2008		4,617,269	35,713	-	35,713	0.77%	121,314	2.63%	7,548	-	7,548	0.65%
	2008		4,617,269	35,713	-	35,713	0.77%	121,314	2.63%	15,401	-	15,401	0.33%
	Q1: 2009		$4,520,422	$47,947	$0	$47,947	1.06%	$158,215	3.50%	$3,798	$0	$3,798	0.34%

Residential	Q1: 2007		$236,497,067	$392,763	$355,855	$748,618	0.32%	$1,007,051	0.43%	$4,130	$325	$3,805	<0.01%
Subordinate	Q2: 2007		219,716,787	453,076	356,374	809,450	0.37%	1,376,289	0.63%	6,119	471	5,648	0.01%
	Q3: 2007		211,919,463	450,839	335,699	786,538	0.37%	2,178,576	1.03%	14,825	8,682	6,143	0.01%
	Q4: 2007		249,817,015	676,848	342,009	1,018,857	0.41%	7,468,309	2.99%	42,643	32,533	10,110	0.02%
	2007		249,817,015	676,848	342,009	1,018,857	0.41%	7,468,309	2.99%	67,717	42,011	25,706	0.01%
	Q1: 2008	(3)	150,784,732	586,154	89,472	675,626	0.45%	4,614,071	3.06%	55,458	24,746	30,712	0.08%
	Q2: 2008		145,451,504	548,928	63,141	612,069	0.42%	6,153,511	4.23%	81,059	13,890	67,169	0.18%
	Q3: 2008		132,030,075	534,414	50,021	584,435	0.44%	6,071,023	4.60%	90,116	699	89,417	0.27%
	Q4: 2008		128,386,696	700,199	48,177	748,376	0.58%	6,745,103	5.25%	106,767	5,478	101,289	0.32%
	2008		128,386,696	700,199	48,177	748,376	0.58%	6,745,103	5.25%	333,400	44,813	288,587	0.22%
	Q1: 2009	(5)	$109,640,679	$597,014	$43,537	$640,551	0.58%	$5,723,810	5.22%	$136,522	$1,836	$140,658	0.51%

(1)  The credit reserve on residential real estate loans is only available to absorb losses on our residential real estate loans.  Internally-designated credit reserves and external credit enhancement are only available to absorb losses on our residential subordinate securities. The credit enhancement balances shown above do not include pari passu subordinate securities owned by others.

(2) The seriously delinquent loans amount for residential real estate loans excludes loans in REO which is included in our consolidated other assets. At March 31, 2009, REO totaled $19 million.
(3) As of January 1, 2008, balances only include securities and loans held at Redwood and loans held by Sequoia.
(4) Credit reserve is 80% of the principal balance of our subordinate securities at March 31, 2009.  If the principal balance on our securities is completely absorbed by losses, we will cease to have any credit exposure to that pool of loans.

(5) Balances prior to January 1, 2009 include securities categorized by the credit rating category CES, whereas balances post January 1, 2009 include balances categorized by cash flow seniority.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 11: Managed Residential Loans Credit Performance

Table 12A: Residential Prime IGS at Redwood and Underlying Loan Characteristics ($ in thousands)

	2009	2008	2008	2008	2008		2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1		Q1	Q4	Q3	Q2	Q1
Residential Senior Prime
Principal value	$160,009	$90,256	$34,770	$35,840	$-	Southern CA	24%	24%	25%	24%	25%
Unamortized discount	(64,884)	(41,980)	(7,192)	(7,451)	513	Northern CA	23%	22%	23%	23%	23%
Discount designated as credit reserve	(621)	-	-	-	-	Florida	5%	5%	5%	5%	5%
Unrealized (loss) gain	(6,738)	2,689	(6,183)	(1,364)	-	New York	7%	7%	6%	7%	6%
Fair value	$87,766	$50,965	$21,395	$27,025	$513	Georgia	2%	2%	2%	2%	2%
Fair value / principal value	55%	56%	62%	75%	0%	New Jersey	3%	3%	3%	3%	3%
						Texas	2%	3%	2%	2%	2%
Security Type						Arizona	2%	2%	2%	2%	2%
Option ARM	$-	$-	$-	$-	$-	Illinois	3%	3%	3%	3%	3%
ARM	-	$-	-	-	$-	Colorado	2%	2%	2%	2%	2%
Hybrid	86,282	$48,805	18,079	22,573	513	Virginia	4%	4%	4%	4%	4%
Fixed	1,484	$2,160	3,316	4,452	$-	Other states	23%	23%	23%	23%	23%
Total fair value	$87,766	$50,965	$21,395	$27,025	$513
						Wtd Avg Original LTV	68%	68%	68%	68%	68%
Residential Senior Prime						Original LTV: 0 - 50	13%	13%	13%	13%	13%
Coupon income	$1,733	$749	$625	$326	$254	Original LTV: 50.01 - 60	12%	12%	12%	12%	12%
Discount amortization	1,128	243	425	63	-	Original LTV: 60.01 - 70	22%	22%	22%	22%	22%
Total interest income	$2,861	$992	$1,050	$389	$254	Original LTV: 70.01 - 80	49%	49%	50%	50%	49%
						Original LTV: 80.01 - 90	2%	3%	2%	2%	3%
Average amortized cost	$77,651	$37,746	$27,880	$15,040	$663	Original LTV: 90.01 - 100	1%	1%	1%	1%	1%
						Unknown	1%	0%	0%	0%	0%
Coupon income %	8.93%	7.94%	8.97%	8.67%	153.13%
Discount amortization %	5.81%	2.58%	6.10%	1.68%	0.00%	Wtd Avg FICO	741	741	741	738	741
Annualized interest income / avg. amt. cost	14.74%	10.51%	15.06%	10.35%	153.13%	FICO: <= 600	0%	0%	0%	0%	0%
						FICO: 601 - 620	0%	0%	0%	0%	0%
Residential Subordinate Prime						FICO: 621 - 640	1%	1%	1%	1%	1%
Principal value	$419,631	$448,943	$482,538	$515,703	$444,803	FICO: 641 - 660	2%	2%	2%	2%	2%
Unamortized discount	(87,421)	(90,582)	(63,295)	(88,487)	(60,283)	FICO: 661 - 680	5%	5%	5%	5%	5%
Discount designated as credit reserve	(291,592)	(308,447)	(308,691)	(258,557)	(247,480)	FICO: 681 - 700	9%	8%	9%	9%	9%
Unrealized gain (loss)	(11,606)	(6,127)	(24,280)	(14,396)	(46,907)	FICO: 701 - 720	13%	13%	13%	12%	13%
Fair value	$29,012	$43,787	$86,272	$154,263	$90,133	FICO: 721 - 740	14%	14%	14%	14%	14%
Fair value / principal value	7%	10%	18%	30%	20%	FICO: 741 - 760	16%	16%	16%	16%	16%
						FICO: 761 - 780	19%	19%	19%	19%	19%
Security Type						FICO: 781 - 800	15%	15%	14%	15%	14%
Option ARM	$-	$-	$-	$-	$-	FICO: >= 801	4%	4%	4%	4%	4%
ARM	1,736	2,580	3,591	5,159	4,784	Unknown	2%	3%	3%	3%	3%
Hybrid	20,325	32,482	62,459	111,219	55,223
Fixed	6,951	8,725	20,222	37,885	30,126	Conforming % (1)	60%	61%	61%	61%	62%
Total fair value	$29,012	$43,787	$86,272	$154,263	$90,133	> $1 MM %	8%	8%	8%	8%	8%

Residential Subordinate Prime						2nd Home %	7%	6%	7%	7%	6%
Coupon income	$5,615	$6,219	$6,524	$6,603	$5,877	Investment Home %	1%	1%	1%	1%	1%
Discount amortization	2,887	1,966	4,257	2,508	5,277
Total interest income	$8,502	$8,185	$10,781	$9,111	$11,154
						Purchase	44%	44%	45%	45%	44%
Average amortized cost	$47,070	$88,943	$147,513	$177,996	$145,756	Cash Out Refi	21%	21%	21%	21%	21%
						Rate-Term Refi	34%	35%	34%	34%	34%
Coupon income %	47.72%	27.97%	17.69%	14.84%	16.13%	Construction	0%	0%	0%	0%	0%
Discount amortization %	24.53%	8.84%	11.54%	5.64%	14.48%	Other	1%	0%	0%	0%	1%
Annualized interest income / avg. amt. cost	72.25%	36.81%	29.23%	20.47%	30.61%
						Full Doc	55%	55%	54%	55%	54%
Underlying Prime Loan Characteristics						No Doc	4%	4%	4%	4%	4%
						Other Doc (Lim, Red, Stated, etc)	38%	38%	39%	38%	39%
Number of loans	216,362	237,131	262,959	279,369	276,891	Unknown/Not Categorized	3%	3%	3%	3%	3%
Total loan face	$98,573,943	$107,131,216	$118,952,295	$125,827,310	$122,951,767
Average loan size	$456	$452	$452	$450	$444	2-4 Family	1%	1%	1%	1%	1%
						Condo	10%	10%	11%	11%	11%
Year 2008 origination	0%	0%	0%	0%	0%	Single Family	88%	87%	87%	87%	87%
Year 2007 origination	9%	9%	9%	8%	6%	Other	1%	2%	1%	1%	1%
Year 2006 origination	14%	14%	14%	14%	15%
Year 2005 origination	17%	17%	20%	20%	19%
Year 2004 origination and earlier	60%	60%	57%	58%	60%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 12A: Residential Prime IGS at Redwood and Underlying Loan Characteristics	71

Table 12B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)	72

	2009	2008	2008	2008	2008		2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1		Q1	Q4	Q3	Q2	Q1
Residential Senior Non-Prime
Principal value	$182,851	$108,871	$90,436	$92,080	$10,150	Southern CA	27%	30%	31%	31%	30%
Unamortized discount	(77,193)	(50,687)	(26,894)	(28,044)	(6,906)	Northern CA	19%	22%	22%	22%	22%
Discount designated as credit reserve	(4,159)	(3,827)	-	-	-	Florida	10%	10%	10%	10%	10%
Unrealized (loss) gain	(27,116)	(11,537)	(15,296)	(6,914)	(7)	New York	5%	4%	4%	4%	4%
Fair value	$74,383	$42,820	$48,246	$57,122	$3,237	Georgia	1%	1%	1%	1%	1%
Fair value / principal value	41%	39%	53%	62%	32%	New Jersey	4%	3%	3%	3%	3%
						Texas	1%	1%	1%	1%	1%
Security Type						Arizona	3%	3%	3%	3%	3%
Option ARM	$17,796	$23,820	$32,691	$40,560	$338	Illinois	3%	2%	2%	2%	2%
ARM	-	-	-	-	-	Colorado	2%	2%	2%	2%	2%
Hybrid	50,616	13,519	15,555	16,562	2,899	Virginia	3%	3%	2%	2%	3%
Fixed	5,971	5,481	-	-	-	Other states	22%	19%	19%	19%	19%
Total fair value	$74,383	$42,820	$48,246	$57,122	$3,237
						Wtd Avg Original LTV	74%	74%	74%	74%	74%
Residential Senior Non-Prime						Original LTV: 0 - 50	5%	5%	4%	4%	5%
Coupon income	$1,251	$879	$879	$619	$266	Original LTV: 50.01 - 60	7%	7%	7%	7%	6%
Discount amortization	2,194	711	1,222	644	-	Original LTV: 60.01 - 70	18%	19%	19%	18%	17%
Total interest income	$3,445	$1,590	$2,101	$1,263	$266	Original LTV: 70.01 - 80	60%	59%	59%	61%	0.61
						Original LTV: 80.01 - 90	7%	7%	8%	7%	8%
Average amortized cost	$87,464	$63,050	$63,818	$50,056	$7,061	Original LTV: 90.01 - 100	3%	3%	3%	3%	3%
						Unknown	0%	0%	0%	0%	0%
Coupon income %	5.72%	5.58%	5.51%	4.95%	15.05%
Discount amortization %	10.03%	4.51%	7.66%	5.15%	0.00%	Wtd Avg FICO	705	706	702	702	7
Annualized interest income / avg. amt. cost	15.75%	10.09%	13.17%	10.09%	15.05%	FICO: <= 600	2%	3%	4%	4%	3%
						FICO: 601 - 620	3%	3%	3%	3%	3%
Residential Subordinate Non-Prime						FICO: 621 - 640	5%	5%	6%	6%	6%
Principal value	$327,766	$452,327	$287,552	$349,769	$416,274	FICO: 641 - 660	8%	7%	8%	8%	9%
Unamortized discount	(19,512)	(29,092)	(36,721)	(46,768)	(51,998)	FICO: 661 - 680	12%	12%	11%	12%	12%
Discount designated as credit reserve	(305,422)	(419,194)	(247,798)	(296,986)	(338,674)	FICO: 681 - 700	16%	16%	15%	16%	16%
Unrealized gain (loss)	1,705	3,272	2,040	3,229	(2,001)	FICO: 701 - 720	14%	14%	14%	14%	14%
Fair value	$4,537	$7,313	$5,073	$9,244	$23,601	FICO: 721 - 740	12%	13%	12%	12%	12%
Fair value / principal value	1%	2%	2%	3%	6%	FICO: 741 - 760	11%	11%	11%	10%	10%
						FICO: 761 - 780	9%	9%	9%	9%	9%
Security Type						FICO: 781 - 800	5%	5%	5%	5%	5%
Option ARM	$3,618	$5,082	$4,125	$7,147	$15,598	FICO: >= 801	2%	2%	2%	1%	1%
ARM	-	-	-	-	116	Unknown	1%	0%	0%	0%	0%
Hybrid	571	1,307	893	2,041	6,547
Fixed	348	924	55	56	1,340	Conforming % (1)	62%	60%	61%	63%	64%
Total fair value	$4,537	$7,313	$5,073	$9,244	$23,601	> $1 MM %	17%	19%	19%	17%	16%

Residential Subordinate Non-Prime						2nd Home %	7%	7%	7%	6%	6%
Coupon income	$5,779	$4,503	$2,767	$3,504	$7,375	Investment Home %	7%	7%	7%	8%	9%
Discount amortization	553	780	2,394	3,972	6,356
Total interest income	$6,332	$5,283	$5,161	$7,476	$13,731
						Purchase	37%	35%	36%	37%	37%
Average amortized cost	$3,450	$4,105	$4,450	$17,184	$54,464	Cash Out Refi	44%	46%	46%	45%	45%
						Rate-Term Refi	19%	19%	18%	18%	18%
Coupon income %	670.16%	438.78%	248.72%	81.56%	54.16%	Construction	0%	0%	0%	0%	0%
Discount amortization %	64.12%	76.00%	215.19%	92.46%	46.68%	Other	0%	0%	0%	0%	0%
Annualized interest income / avg. amt. cost	734.28%	514.79%	463.91%	174.02%	100.84%
						Full Doc	27%	24%	24%	23%	23%
Underlying Non-Prime Loan Characteristics						No Doc	6%	4%	4%	3%	4%
						Other Doc (Lim, Red, Stated, etc)	66%	71%	71%	71%	69%
Number of loans	64,541	88,331	98,946	117,763	120,857	Unknown/Not Categorized	1%	1%	1%	3%	4%
Total loan face	$24,833,600	$36,262,301	$39,486,258	$45,887,198	$44,826,292
Average loan size	$385	$411	$399	$390	$371	2-4 Family	4%	4%	4%	5%	5%
						Condo	10%	10%	10%	10%	10%
Year 2008 origination	0%	0%	0%	0%	0%	Single Family	85%	86%	86%	85%	85%
Year 2007 origination	36%	33%	24%	21%	22%	Other	1%	0%	0%	0%	0%
Year 2006 origination	12%	22%	32%	30%	32%
Year 2005 origination	27%	28%	27%	31%	28%
Year 2004 origination and earlier	25%	17%	17%	18%	18%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 12B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics

Table 13: Residential Real Estate Loan Characteristics ($ in thousands)

	2009	2008	2008	2008	2008	2007	2007	2007	2007
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Residential loans	$4,523,877	$4,617,269	$6,070,083	$6,322,868	$6,702,726	$7,106,018	$7,546,529	$8,256,759	$8,582,964
Number of loans	14,880	15,203	18,037	18,706	19,801	21,000	21,981	24,452	25,579
Average loan size	$304	$304	$337	$338	$339	$338	$343	$338	$336

Adjustable %	85%	85%	67%	67%	67%	68%	69%	71%	79%
Hybrid %	15%	15%	33%	33%	33%	32%	31%	29%	20%
Fixed %	0%	0%	0%	0%	0%	0%	0%	0%	1%

Amortizing %	4%	4%	5%	5%	5%	5%	5%	5%	4%
Interest-only %	96%	96%	95%	95%	95%	95%	95%	95%	96%
Negatively amortizing %	0%	0%	0%	0%	0%	0%	0%	0%	0%

Southern California	12%	12%	15%	15%	15%	14%	15%	14%	14%
Northern California	9%	9%	11%	11%	11%	10%	10%	11%	10%
Florida	13%	13%	13%	13%	13%	13%	12%	12%	13%
New York	6%	6%	6%	6%	6%	6%	6%	6%	6%
Georgia	5%	5%	4%	4%	4%	4%	4%	4%	5%
New Jersey	4%	4%	4%	4%	4%	4%	4%	4%	4%
Texas	5%	5%	4%	4%	4%	5%	5%	5%	5%
Arizona	3%	3%	3%	3%	3%	4%	4%	4%	4%
Illinois	3%	3%	3%	3%	3%	3%	3%	3%	3%
Colorado	4%	4%	3%	3%	3%	3%	3%	3%	3%
Virginia	3%	3%	3%	3%	3%	3%	3%	3%	3%
Other states (none greater than 3%)	33%	33%	31%	30%	30%	31%	31%	31%	30%

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	2%	13%	13%	13%	13%	12%	11%	3%
Year 2006 origination	15%	15%	21%	21%	20%	20%	19%	18%	19%
Year 2005 origination	4%	4%	5%	5%	5%	5%	5%	5%	5%
Year 2004 origination or earlier	79%	79%	61%	61%	62%	62%	64%	66%	73%

Wtd Avg Original LTV	68%	68%	69%	69%	69%	69%	68%	68%	68%
Original LTV: 0 - 50	17%	17%	15%	15%	15%	15%	15%	15%	15%
Original LTV: 50 - 60	11%	11%	11%	11%	11%	11%	11%	11%	12%
Original LTV: 60 - 70	19%	19%	19%	19%	19%	19%	19%	20%	20%
Original LTV: 70 - 80	46%	46%	49%	49%	49%	48%	48%	47%	46%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	5%	5%	4%	4%	4%	5%	5%	5%	5%

Wtg Avg FICO	731	732	732	732	732	732	732	732	727
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	2%	1%	1%	2%	1%	2%	2%	2%
FICO: 641 -660	4%	4%	3%	3%	3%	3%	3%	3%	3%
FICO: 661 - 680	7%	7%	7%	8%	7%	7%	7%	7%	7%
FICO: 681 - 700	12%	12%	12%	12%	12%	12%	12%	12%	12%
FICO: 701 - 720	13%	13%	13%	14%	13%	14%	13%	14%	14%
FICO: 721 - 740	13%	13%	13%	14%	13%	13%	13%	13%	13%
FICO: 741 - 760	15%	15%	15%	15%	15%	15%	15%	15%	15%
FICO: 761 - 780	17%	17%	17%	17%	17%	17%	17%	17%	17%
FICO: 781 - 800	12%	12%	13%	13%	13%	13%	13%	13%	12%
FICO: >= 801	3%	3%	4%	4%	4%	3%	4%	4%	3%

Conforming % (1)	55%	52%	34%	33%	34%	34%	35%	35%	37%
% balance in loans > $1mm per loan	14%	14%	15%	15%	15%	15%	15%	15%	16%

2nd home %	11%	11%	11%	11%	11%	11%	11%	11%	11%
Investment home %	3%	3%	3%	3%	3%	3%	3%	3%	3%

Purchase	34%	34%	36%	36%	36%	36%	36%	35%	35%
Cash out refinance	34%	34%	32%	32%	32%	32%	32%	32%	31%
Rate-term refinance	31%	31%	30%	30%	30%	30%	31%	31%	32%
Other	1%	1%	2%	2%	2%	2%	2%	2%	2%

(1) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available during the corresponding period was used.  For March 31, 2009, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 13: Residential Real Estate Loan Characteristics	73

Table 14: Commercial Real Estate Loans Credit Performance ($ in thousands)	74

		Managed Loans	Internally-Designated Credit Reserve	External Credit Enhancement	Total Credit Protection (2)	Total Credit Protection as % of Loans	Seriously Delinquent Loans	Seriously Delinquent Loan % of Current Balance	Total Credit Losses	Third Parties' Share of Net Charge-offs/ (Recoveries)	Redwood's Share of Net Charge-offs/ (Recoveries)	Total Credit Losses As % of Loans (Annualized)

Total Managed Commercial	Q1: 2007	$57,450,042	$304,955	$551,917	$856,872	1.49%	$77,726	0.14%	$2,688	$1,417	$1,271	0.02%
Portfolio	Q2: 2007	63,626,147	321,234	584,706	905,940	1.42%	73,104	0.10%	72	30	42	0.00%
	Q3: 2007	65,030,244	320,987	577,447	898,434	1.38%	181,473	0.28%	680	408	272	0.00%
	Q4: 2007	61,776,102	328,945	427,868	756,813	1.23%	183,093	0.30%	1,952	1,171	781	0.01%
	2007	61,776,102	328,945	427,868	756,813	1.23%	183,093	0.30%	5,392	3,026	2,366	0.01%
	Q1: 2008 (1)	54,746,581	389,014	63,299	452,313	0.83%	227,494	0.42%	42	4	38	0.00%
	Q2: 2008	49,370,254	395,113	63,297	458,410	0.93%	390,117	0.79%	13,756	8,254	5,502	0.03%
	Q3: 2008	49,028,984	481,286	63,297	544,583	1.11%	472,840	0.96%	6,508	3,775	2,733	0.01%
	Q4: 2008	48,703,440	507,673	63,196	570,869	1.17%	561,676	1.15%	1,782	1,069	713	0.00%
	2008	48,703,440	507,673	63,196	570,869	1.17%	561,676	1.15%	22,088	13,102	8,986	0.05%
	Q1: 2009	$48,450,437	$507,673	$63,175	$570,848	1.18%	$684,362	1.41%	$4,948	$2,896	$2,052	0.01%

Commercial Real Estate	Q1: 2007	$38,394	$10,489	$0	$10,489	27.32%	$0	0.00%	$0	$0	$0	0.00%
Loans	Q2: 2007	38,311	10,489	-	10,489	27.38%	-	0.00%	-	-	-	0.00%
	Q3: 2007	38,224	10,489	-	10,489	34.07%	-	0.00%	-	-	-	0.00%
	Q4: 2007	38,111	10,489	-	10,489	27.52%	-	0.00%	-	-	-	0.00%
	2007	38,111	10,489	-	10,489	27.52%	-	0.00%	-	-	-	0.00%
	Q1: 2008 (1)	10,645	10,626	-	10,626	99.82%	-	0.00%	-	-	-	0.00%
	Q2: 2008	10,643	10,626	-	10,626	99.84%	-	0.00%	-	-	-	0.00%
	Q3: 2008	10,642	10,626	-	10,626	99.85%	-	0.00%	-	-	-	0.00%
	Q4: 2008	10,640	10,626	-	10,626	99.87%	-	0.00%	-	-	-	0.00%
	2008	10,640	10,626	-	10,626	99.87%	-	0.00%	-	-	-	0.00%
	Q1: 2009	$10,640	$10,626	$0	$10,626	99.87%	$0	0.00%	$0	$0	$0	0.00%

Commercial Subordinate	Q1: 2007	$57,411,648	$294,466	$551,917	$846,383	1.47%	$77,726	0.14%	$2,688	$1,417	$1,271	0.02%
	Q2: 2007	63,587,836	310,745	584,706	895,451	1.41%	73,104	0.10%	72	30	42	0.00%
	Q3: 2007	64,999,460	310,498	577,447	887,945	1.37%	181,473	0.28%	680	408	272	0.00%
	Q4: 2007	61,737,991	318,456	427,868	746,324	1.21%	183,093	0.30%	1,952	1,171	781	0.01%
	2007	61,737,991	318,456	427,868	746,324	1.21%	183,093	0.30%	5,392	3,026	2,366	0.01%
	Q1: 2008 (1)	54,735,936	378,388	63,299	441,687	0.81%	227,494	0.42%	42	4	38	0.00%
	Q2: 2008	49,359,611	384,487	63,297	447,784	0.91%	390,117	0.79%	13,756	8,254	5,502	0.03%
	Q3: 2008	49,018,342	470,660	63,297	533,957	1.09%	472,840	0.96%	6,508	3,775	2,733	0.01%
	Q4: 2008	48,692,800	497,047	63,196	560,243	1.15%	561,676	1.15%	1,782	1,069	713	0.00%
	2008	48,692,800	497,047	63,196	560,243	1.15%	561,676	1.15%	22,088	13,102	8,986	0.05%
	Q1: 2009	$48,439,797	$497,047	$63,175	$560,222	1.16%	$684,362	1.41%	$4,948	$2,896	$2,052	0.01%

(1) As of January 1, 2008 the balances include loans and subordinate securities held by Redwood only.
 (2) The credit reserve on commercial real estate loans is only available to absorb losses on our commercial real estate loan portfolio.  Internally-designated credit reserves and external credit enhancement are only available to absorb losses on commercial subordinate securities.  The credit enhancement balances shown above do not include pari passu securities owned by others.  If we had included these amounts, the total credit protection would increase to 1.55% for commercial subordinate securities compared to the 1.16% shown in the table above.

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 14: Commercial Real Estate Loans Credit Performance

Table 15: Underlying Loan Characteristics of Commercial Subordiante Securities at Redwood ($ in thousands)

	2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1

Commercial loans	$48,439,797	$48,692,800	$49,018,342	$49,359,611	$54,735,936
Number of loans	3,284	3,286	3,310	3,351	3,407
Average face value	$14,761	$14,779	$14,809	$14,758	$14,629

State Distribution
CA	16%	16%	15%	15%	15%
NY	13%	13%	13%	13%	13%
TX	9%	9%	9%	9%	9%
VA	5%	5%	5%	5%	5%
FL	6%	6%	6%	6%	6%
Other	51%	51%	52%	52%	52%

Property Type Distribution
Office	39%	39%	38%	39%	39%
Retail	28%	28%	28%	28%	28%
Multi-family	16%	16%	16%	16%	16%
Hospitality	7%	7%	7%	7%	7%
Self-storage	3%	3%	3%	3%	3%
Industrial	4%	3%	4%	4%	4%
Other	4%	4%	4%	4%	4%

Weighted average LTV	68%	68%	68%	70%	70%

Weighted average debt service coverage ratio	1.60	1.60	1.60	1.62	1.60

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 15: Underlying Loan Characteristics of Commercial Subordinate Securities at Redwood	75

Table 16: Securities at Redwood at March 31, 2009 Fair Value as % of Principal ($ in millions)	76

	<=2004		2005		2006 - 2008		Total
	Value	%	Value	%	Value	%	Value	%

Residential Senior Securities
Prime	$5	69%	$67	58%	$16	43%	$88	55%
Non-Prime	26	62%	37	37%	11	26%	74	41%

Total Residential Senior Securities	$31	63%	$104	49%	$27	34%	$162	47%

Residential Subordinate Securities
Prime	$21	10%	$5	6%	$3	2%	$29	7%
Non-Prime	1	2%	1	7%	2	1%	4	1%

Total Residential Subordinate Securities	$22	9%	$6	6%	$5	1%	$33	4%

Commercial Subordinate Securities	$9	18%	$4	4%	$10	3%	$23	4%

Total Commercial Subordinate Securities	$9	18%	$4	4%	$10	3%	$23	4%

CDO Subordinate Securities	$-	-	$3	15%	$-	0	$3	8%

Total CDO Subordinate Securities	$-	0%	$3	15%	$-	0%	$3	8%

Total Securities	$62	17%	$117	25%	$42	5%	$221	14%

THE REDWOOD REVIEW 1ST QUARTER 2009	Table 16: Securities at Redwood at March 31, 2009 Fair Value as a % of Principal

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:	DIRECTORS:

George E. Bull, III	George E. Bull, III
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer

Martin S. Hughes	Richard D. Baum
President, Co-Chief Operating Officer	Executive Director,
and Chief Financial Officer	California Commission for
Economic Development
Brett D. Nicholas
Chief Investment Officer and	Thomas C. Brown
Co-Chief Operating Officer	COO, McGuire Real Estate and
Principal Shareholder, Urban Bay Properties, Inc.
Harold F. Zagunis
Chief Risk Officer and	Mariann Byerwalter
Managing Director	Chairman, JDN Corporate
Advisory LLC

Douglas B. Hansen
Private Investor

Greg H. Kubicek
President, The Holt Group, Inc.

Diane L. Merdian
STOCK LISTING:	Private Investor
The Company’s common stock is traded
on the New York Stock Exchange under	Georganne C. Proctor
the symbol RWT	Executive Vice President and
Chief Financial Officer, TIAA-CREF
CORPORATE HEADQUARTERS:
One Belvedere Place, Suite 300	Charles J. Toeniskoetter
Mill Valley, California 94941	Chairman, Toeniskoetter & Breeding, Inc.
Telephone: (415) 389-7373	Development
Chairman & CEO, Toeniskoetter Construction, Inc.
NEW YORK OFFICE:
245 Park Avenue, 39th Floor	David L. Tyler
New York, New York 10167	Private Investor
Telephone: (212) 792-4210

INVESTOR RELATIONS:
Mike McMahon
Managing Director	TRANSFER AGENT:
Paula Kwok	Computershare
Assistant Vice President	2 North LaSalle Street
IR Hotline: (866) 269-4976	Chicago, IL 60602
Email: investorrelations@redwoodtrust.com	Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com